Exhibit 6.7

BRAND ADVISORY AGREEMENT

This Brand Advisory Agreement (this “Agreement”) is made as of the latter date set forth on the signature page hereto (the “Effective Date”), by and between Agentiq Sports 1 Series Ronny Cruz (the “Company”), a designated series of Agentiq Sports 1 Series LLC, a Delaware series limited liability company (the “Master LLC”), and Ronny Cruz (the “Client”). The Company and the Client are referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Master LLC, acting through the Company and Agentiq Sports, Inc. (the “Manager”), is engaged in the business of providing strategic brand enhancement and promotional advisory services, together with upfront capital, to a single athlete or public personality, in each case in exchange for a contractual right to receive a fixed percentage of such person’s future on-field revenue;

WHEREAS, the Client is a professional baseball player engaged in the Principal Business (as defined below) who desires to enhance and develop his personal brand and commercial opportunities and to receive the upfront capital and Advisory Services (as defined below) offered by the Company;

WHEREAS, in consideration of the Client’s assignment to the Company of the contractual right to receive an amount equal to the Brand Percentage (as defined below) of the Client’s Brand Income (as defined below) during the Term, the Company has agreed to provide the Advisory Services to the Client and to pay to the Client cash payments aggregating $1,200,000 (the “Initial Advisory Payment”), in each case on the terms and subject to the conditions set forth herein;

WHEREAS, the Initial Advisory Payment shall be funded as follows: (i) approximately 29.17 percent (29.17%) of the Initial Advisory Payment (or $350,000) shall be paid by the Company to the Client within thirty (30) days following the Effective Date, and (ii) the remaining balance shall be guaranteed by the Company and paid to the Client within five (5) months following the Effective Date, which may be funded from the proceeds of an offering of membership interests in the Company conducted pursuant to Regulation A under the Securities Act of 1933, as amended (the “Series Offering”), with payments to be made promptly following the initial closing of the Series Offering (the “Initial Closing”) and each additional closing thereof, in each case in accordance with Section 4.1 and subject to the Outside Date and the other terms and conditions set forth herein;

WHEREAS, the Company is a designated series of the Master LLC and operates as a separate legal entity, and Agentiq Sports, Inc. (the “Manager”), the sole manager of the Master LLC and of each series thereof (including the Company), has been duly authorized to act on behalf of the Company in entering into and administering this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth below. Other terms may be defined contextually elsewhere in the Agreement.

“Affiliate means, with respect to any specified person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity.

“Account Control Agreement” means the blocked participation account control agreement, deposit account control agreement, or similar account control arrangement, in form and substance reasonably acceptable to the Company, among the Client, the Company or Manager, and the Designated Bank, substantially in the form attached as Exhibit B.

“Brand Amount” means an amount equal to the product of (a) all Brand Income earned by the Client (whether earned by the Client directly or through any third party on the Client’s behalf, such as a personal services company or agent) during the Term, multiplied by (b) the Brand Percentage.

“Brand Income” means any and all gross monies, compensation, or other consideration of any kind earned by or payable to the Client (or the Client’s designee or agent for the Client’s benefit) after the Commencement Date solely as a result of the Client’s direct participation, performance, or employment as a professional athlete in the Principal Business, including but not limited to base salary, signing bonuses, performance bonuses, prize or award money, and any other earnings directly attributable to the Client’s on-field activities and services as a professional athlete. For the avoidance of doubt, Brand Income does not include any compensation, fees, royalties, or other consideration received by the Client for endorsements, sponsorships, appearances, licensing, merchandising, or any other off-field commercial activities, regardless of whether such activities are related to the Client’s persona or reputation as an athlete. In calculating Brand Income, such amounts shall be net of: (i) any reasonable, documented out-of-pocket legal fees incurred by the Client in securing, negotiating, or documenting any contract that generates such income (to the extent not reimbursed by a third party); (ii) any reasonable, documented travel, lodging, and per diem expenses incurred by the Client during the Term in connection with securing such income (to the extent not reimbursed by a third party); and (iii) any self-employment taxes owed by the Client in connection with such income; provided, however, that the aggregate amount deducted under this clause (iii) shall not exceed the amount of taxes that would be imposed on the Client under the Federal Insurance Contributions Act (26 U.S.C. §§ 3101–3128) if the Client were treated as an employee (rather than a self-employed individual) with respect to such income; but without deduction for any commissions or fees payable to agents or representatives, any voluntary or elective deferrals or contributions by the Client, or any taxes payable on the Client’s gross income. For the avoidance of doubt, Brand Income expressly excludes any and all amounts received by the Client for off-field activities, including but not limited to endorsements, sponsorships, personal appearances, speaking engagements, licensing of name/image/likeness, and any other commercial activities not directly related to the Client’s on-field performance as a professional athlete. If a single contract, payment or consideration includes both Brand Income and Excluded Income, the Parties will allocate such compensation in good faith and on a commercially reasonable basis; provided that, absent manifest error, the Company’s reasonable determination will control pending final resolution, subject to the audit and dispute procedures herein. Any permitted deductions from gross amounts in computing Brand Income must be reasonable, documented, and substantiated by contemporaneous records; deductions not substantiated in an audit shall be disallowed. Compensation paid by teams/leagues to Client in exchange for on-field services is presumed to be Brand Income unless clearly and expressly documented as off-field consideration unrelated to on-field services.

“Brand Percentage” means 10%, the fixed percentage of the Client’s Brand Income that the Client agrees to pay to the Company as the Brand Amount; provided, that the Brand Percentage shall be subject to automatic adjustment following the Outside Date in accordance with Section 8.3(a), and from and after any such adjustment, all references in this Agreement to the “Brand Percentage” shall be deemed to refer to the Adjusted Brand Percentage (as defined in Section 8.3(a)).

“Client Persona” means the Client’s name, likeness, image, voice, signature (including facsimile signature), biography, personal characteristics, and all other indicia of the Client’s identity or persona, including any live, recorded, or photographed performance or appearance by the Client.

“Collection Failure” means any failure to establish, maintain, authorize, or give effect to the Participation Account, the Deposit Instructions, or the Account Control Agreement, including any revocation, modification, redirection, termination, obstruction, or failure to renew any Deposit Instructions or Account Control Agreement, except to the extent caused solely by the Company’s breach of this Agreement.

“Commencement Date” means the date on which the Company first pays any portion of the Initial Advisory Payment to the Client.

“Company” means Agentiq Sports 1 Series Ronny Cruz, a designated series of Agentiq Sports 1 Series LLC, a Delaware series limited liability company.

“Deposit Instructions” means the irrevocable written deposit instructions, substantially in the form attached as Exhibit A, executed by the Client and delivered to each payor of Brand Income directing that all Brand Income be deposited directly into the Participation Account.

“Designated Bank” means the bank or other financial institution designated by the Company or Manager to hold the Participation Account.

“Effective Date” means the latter date set forth on the signature page hereto.

“Excluded Income” means the following categories of income or payments, which are excluded from the definition of Brand Income:

(a) all proceeds paid to the Client (or the Client’s heirs, executors, administrators, successors or assigns) from any life, disability, or injury insurance policy, or from any insurance policy related to the Client’s status or eligibility to participate in the Principal Business, in each case to the extent such policy is purchased or in effect after the Commencement Date;

(b) all compensation or earnings attributable to services performed by the Client prior to the Commencement Date (including any deferred compensation or contingent payments earned from activities before the Commencement Date), regardless of when such amounts are actually paid; and

(c) any reimbursement or payment for reasonable, documented incidental expenses incurred by the Client (such as travel, lodging, or per diem expenses), or the fair market value or actual payment for any such expenses provided in kind or paid by a third party on the Client’s behalf; and

(d) all compensation, fees, royalties, or other consideration received by the Client for endorsements, sponsorships, personal appearances, speaking engagements, licensing of name, image, or likeness (“NIL”), merchandising, or any other off-field commercial activities, regardless of whether such activities are related to the Client’s persona or reputation as an athlete;

“Initial Advisory Payment” shall have the meaning provided in Section 4.1.

“Initial Closing” shall have the meaning provided in the recitals.

“Manager” means Agentiq Sports, Inc., a Delaware corporation, which is the sole manager of the Master LLC and of each series thereof. The Manager is authorized to act on behalf of the Company as set forth in the Master LLC operating agreement, the Series Designation for the Company and herein.

“Participation Account” means the deposit account established by or for the Client at the Designated Bank for the receipt of Brand Income and subject to the Account Control Agreement.

“Personal Account” means the bank account designated by the Client for receipt of amounts remaining after the Company has swept or caused to be transferred the applicable Brand Amount and any other amounts then due and payable to the Company under this Agreement.

“Principal Business” means the Client’s primary professional occupation as a professional athlete in any of the following professional baseball leagues: (i) Major League Baseball and its affiliated minor league system, (ii) Nippon Professional Baseball in Japan, (iii) the Korea Baseball Organization, and (iv) the Mexican League (Liga Mexicana de Béisbol). For the avoidance of doubt, compensation earned by the Client from any league, tournament, or competition not listed above (including, without limitation, independent leagues, winter leagues, and exhibition play) shall not constitute Brand Income, specifically limited to the Client’s on-field/court participation, performance, and services as a player, including receipt of salary, bonuses, and prize money, and excluding any off-field commercial, promotional, or endorsement activities.

“Release Amount” means, with respect to any Brand Income deposited into the Participation Account, the amount remaining after deduction of the Brand Amount and any other amounts then due and payable to the Company under this Agreement.

“Term” means the period of duration of this Agreement, as defined in Section 8.1 below.

“Series Designation” means the written designation establishing the applicable designated series of the Master LLC, incorporated into and made part of the Master LLC operating agreement, which sets forth the name of the series and its rights, powers, preferences, duties, and other terms, as amended from time to time.

“Series Offering” shall have the meaning provided in the recitals.

“Sweep Deadline” means three (3) business days after Brand Income is credited to the Participation Account, or such other period as the Parties may agree in writing.

“Territory” means worldwide, to the extent applicable to the rights and obligations under this Agreement.

2. Advisory Services Provided by the Company

2.1. Commencement of Obligations. The Company’s obligations to commence the Advisory Services under this Section 2, the Client’s obligation to pay the Brand Amount under Sections 3 and 4.3, and all other rights and obligations of the Parties under this Agreement that are expressed to commence on, or that are conditioned upon, the Commencement Date shall become effective and commence automatically upon the Company’s payment to the Client of any portion of the Initial Advisory Payment pursuant to Section 4.1, in each case without the need for any further action, notice, or instrument by either Party.

2.2 Services Scope.  The Company (acting through the Manager and its affiliates, contractors, and agents) shall provide strategic brand enhancement and promotional advisory services to the Client (the “Advisory Services”). These services may include, without limitation:

(a) evaluation and development of the Client’s personal brand positioning;

(b) planning and execution of fan engagement initiatives;

(c) preparation and readiness consulting for sponsorships, endorsements, and other commercial opportunities related to the Client’s persona;

(d) development and execution of marketing campaigns and content to increase the Client’s public visibility and marketability; and

(e) ongoing advisory support regarding the Client’s branding and promotional activities.

For the avoidance of doubt, the Advisory Services provided under this Agreement expressly exclude any services that require certification or licensing as a player agent, contract advisor, or similar professional representative under applicable league, players’ association, or regulatory rules. The Company and its representatives will not negotiate, secure, or execute employment contracts, playing contracts, or other agreements on behalf of the Client that require such certification, nor will they represent the Client in employment-related negotiations with teams, leagues, or governing bodies. The Client remains solely responsible for engaging any certified agent or contract advisor as may be required for such matters.

2.3. Brand Initiatives Funding. In connection with the Advisory Services, the Company shall fund brand-enhancement initiatives that may be agreed-upon by the Parties for the benefit of the Client. Such initiatives and the budget or amounts to be expended by the Company (if any) shall be determined by the Manager in consultation with the Client, consistent with the overall objectives of enhancing the Client’s brand and increasing the Client’s commercial opportunities. The Company shall administer any such funding and initiatives and may engage third-party service providers or partners to carry out specific campaigns or projects. All expenditures by the Company on brand initiatives are at the Company’s discretion (subject to any agreed plan or budget) and shall be part of the Company’s performance of the Advisory Services.

2.4. No Guarantee. The Client acknowledges that, while the Advisory Services and funded initiatives are intended to enhance the Client’s brand and earnings potential, the Company has not made and does not make any guarantee or promise of any particular outcome or increase in the Client’s earnings or fame as a result of such services. The Client further acknowledges that the Client’s success in the Principal Business and related commercial endeavors depends on many factors beyond the Company’s control.

2.5. Planning Meetings. During the Term, the Client agrees to meet (which may be via teleconference or videoconference) with representatives of the Company or the Manager on a periodic basis, at least bi-annually (twice a year) to review recent developments and to plan upcoming brand strategy and initiatives. The Parties shall cooperate in good faith to schedule such meetings at mutually convenient times, and the Client shall use reasonable efforts to make himself available for such meetings as part of the collaboration under this Agreement.

2.5A. Autograph Obligation. During the Term, the Client agrees to provide to the Company three hundred (300) autographed items (which may include, without limitation, photographs, memorabilia, trading cards, jerseys, or other items designated by the Company) for use by the Company in connection with fan engagement initiatives, promotional campaigns, or the Series Offering. The Company shall provide the items to be signed and shall coordinate with the Client on a mutually convenient schedule for the execution of such autographs. The Client shall complete the autograph obligation within a reasonable period following the Company’s request, and the Company shall use commercially reasonable efforts to minimize disruption to the Client’s training and competition schedule.

2.5B. Annual Fan Meet-Up. During each calendar year of the Term (or partial calendar year, as applicable), the Client agrees to participate in one (1) in-person fan engagement event organized by the Company (each, a “Fan Meet-Up”). The Company shall be responsible for all logistics, venue arrangements, and costs associated with the Fan Meet-Up. The Company shall provide the Client with at least thirty (30) days’ prior written notice of the proposed date, time, and location of each Fan Meet-Up, and the Parties shall cooperate in good faith to schedule such event at a mutually convenient time and location that does not conflict with the Client’s training, competition, or other professional obligations. Each Fan Meet-Up shall not exceed four (4) hours in duration (excluding reasonable travel time). For the avoidance of doubt, the Client shall have no obligation to participate in more than one (1) Fan Meet-Up per calendar year under this Section.

2.6 Use of Third Parties. The Client agrees that the Company and the Manager may utilize affiliated or third-party service providers, consultants, and agents to perform some or all of the Advisory Services or brand initiatives and may share necessary information (including Confidential Information and elements of the Client Persona) with such parties for the sole purpose of fulfilling the Company’s obligations under this Agreement. The Company shall remain responsible for the performance of any Advisory Services that it delegates to third parties.

2.7 Proportional Advisory Services. The Parties acknowledge that the scope and extent of the Advisory Services to be provided by the Company under this Agreement are commensurate with the full Initial Advisory Payment. In the event that, following the Initial Closing, the Company does not pay the full Initial Advisory Payment to the Client (whether because the Series Offering does not raise the full amount or for any other reason), the Company’s obligation to provide Advisory Services under Section 2.2 shall be reduced on a pro rata basis in proportion to the amount of the Initial Advisory Payment actually received by the Client (the “Funded Amount”) relative to the full Initial Advisory Payment. By way of illustration, if the Funded Amount equals fifty percent (50%) of the full Initial Advisory Payment, the Company shall be obligated to provide Advisory Services at a level of effort, resource commitment, and funding of brand-enhancement initiatives under Section 2.3 that is proportionate to fifty percent (50%) of the Advisory Services contemplated hereunder. The Manager shall determine, in its reasonable discretion and in consultation with the Client, the manner in which the scope of the Advisory Services shall be adjusted to reflect any such proportional reduction, including the frequency of planning meetings under Section 2.5, the budget for brand-enhancement initiatives under Section 2.3, and the breadth of services described in Section 2.2(a) through (e). For the avoidance of doubt, any such reduction in Advisory Services shall not relieve the Client of the Client’s obligation to pay the Brand Amount at the applicable Brand Percentage (or, if the Brand Percentage has been adjusted pursuant to Section 8.3(a), the Adjusted Brand Percentage) on all Brand Income earned during the Term.

3. Grant of Revenue Sharing Interest

3.1. Assignment of Brand Income Percentage. The Client hereby sells, assigns and grants to the Company, as of the Commencement Date and continuing through the Term, the contractual right to receive a portion of the Client’s future Brand Income equal to the Brand Percentage. In other words, the Client agrees to pay to the Company an amount equal to the Brand Amount from the Client’s Brand Income, as and when such Brand Income is earned or received, subject to the terms and conditions of this Agreement. The Advisory Services and the Initial Advisory Payment are provided as consideration for the right of the Company to receive the Brand Amount from the Client. The Client’s obligation to pay the Brand Amount to the Company, which does not constitute a loan or a debt, shall be absolute and unconditional, and shall exist regardless of whether the Client is employed, contracted, or self-employed in generating the Brand Income and regardless of through whom or how the Brand Income is paid.

3.2. No Ownership in Persona or Business. The Parties acknowledge and agree that the Company’s rights in the Brand Income are purely contractual. The Company does not acquire any ownership or equity interest in the Client’s persona, brand, publicity rights, or in any entity or enterprise owned or operated by the Client. Except for the share of future revenue explicitly granted hereunder and the related rights necessary to enforce or collect such revenue share, all other rights in the Client’s earnings and assets remain solely those of the Client.

3.3. Excluded Income. The Company has no right to and makes no claim on any Excluded Income of the Client. The Client shall have no obligation to share with the Company any income or amounts classified as Excluded Income, except that if a single contract or payment includes both Brand Income and Excluded Income components, the Brand Income portion (if reasonably ascertainable) will remain subject to the Brand Percentage. The Parties agree to cooperate in good faith to fairly allocate any mixed sources of compensation between Brand Income and Excluded Income, consistent with the definitions herein.

4. Payments and Collection of Brand Amount

4.1. Initial Advisory Payment to Client. As consideration for the rights granted to the Company by the Client hereunder, and subject to the terms and conditions set forth herein, the Company shall pay to the Client cash payments totaling $1,200,000 (such aggregate amount, the “Initial Advisory Payment”). The Initial Advisory Payment is not a loan and shall not be considered principal on a debt. All payments of the Initial Advisory Payment shall be made via wire transfer or other immediately available funds to an account designated by the Client. The Client acknowledges that the Initial Advisory Payment (whether paid in one or more installments), together with the funding of brand initiatives and provision of services, constitutes fair and adequate consideration for the rights and payment obligations assumed by the Client under this Agreement. The Company shall pay to the Client $350,000 of the Initial Advisory Payment within 30 days following the Effective Date. The remaining unpaid balance of the Initial Advisory Payment shall be guaranteed by the Company and shall be payable to the Client within five (5) months following the Effective Date. The Company may fund such remaining balance from the proceeds of the Series Offering; provided, however, that to the extent the Series Offering does not generate sufficient proceeds to pay the remaining balance in full within such five-month period, the Company shall be obligated to pay any shortfall from its own funds. Unless otherwise agreed by the Parties in writing, the full remaining balance of the Initial Advisory Payment must be paid no later than the date that is five (5) months following the Effective Date (the “Outside Date”). The Company’s obligation to pay the remaining balance of the Initial Advisory Payment in full by the Outside Date is unconditional and shall not be subject to the occurrence of the Initial Closing or any closing of the Series Offering. If, as of the Outside Date, the Company has not paid the full Initial Advisory Payment to the Client, the Brand Percentage shall be automatically adjusted as of the Outside Date in accordance with Section 8.3(a), without any further action, notice, election, or instrument by either Party. All other obligations of the Parties under this Agreement, including the Company’s obligation to provide Advisory Services (as adjusted pursuant to Section 2.7) and the Client’s obligation to pay the Brand Amount (at the Adjusted Brand Percentage, if applicable), shall commence on the Commencement Date and shall not otherwise be affected by whether the Initial Advisory Payment has been paid in full. For the avoidance of doubt, following payment in full of the Initial Advisory Payment, the Company shall have no obligation to pay any proceeds from the Offering to the Client.

4.2. Taxes on Initial Advisory Payment. The Client shall be solely responsible for the payment of all taxes that may be due in relation to his receipt of the Initial Advisory Payment. The Company shall not be required to indemnify or “gross up” the Client for the amount of any such taxes. The Client shall indemnify the Company for and hold it harmless from and against any taxes of the Client, which may be sought against, imposed upon or suffered by the Company or which the Company may incur as a result of the Company’s failure to deduct and withhold such taxes from the Initial Advisory Payment

4.3 Collection of Brand Amount Through Participation Account. During the Term, the Brand Amount shall be collected from the Client’s Brand Income through the Participation Account established at the Designated Bank and subject to the Account Control Agreement, with the direct remittance obligations set forth in Section 4.3(g) serving as the fallback mechanism. The timing and procedures for such collections are as follows:

(a) Primary Collection Mechanism. As the primary method for collecting Brand Amounts, the Client shall (i) establish and maintain the Participation Account at the Designated Bank, (ii) execute and deliver the Account Control Agreement substantially in the form attached as Exhibit B, and (iii) execute and deliver Deposit Instructions substantially in the form attached as Exhibit A to each team, league, employer, and other current and future payor of Brand Income. The Client shall take all further actions reasonably requested by the Company or the Manager to establish, perfect, maintain, and give effect to the Participation Account, the Deposit Instructions, and the Account Control Agreement.

(b) Direct Deposit of Brand Income. All Brand Income shall be paid directly into the Participation Account. The Client shall not direct, request, permit, or cause any payor to deposit Brand Income into any other account or to pay Brand Income to the Client directly, except as expressly permitted under Section 4.3(g) or Section 4.3(j).

(c) Company Sweep and Release of Balance. Within the Sweep Deadline after any Brand Income is credited to the Participation Account, the Company or the Manager may instruct the Designated Bank to transfer to an account designated by the Company an amount equal to the Brand Amount applicable to such Brand Income, plus any accrued and unpaid amounts then due and payable by the Client to the Company under this Agreement. Promptly following such transfer, the Company or the Manager shall instruct the Designated Bank to transfer the Release Amount to the Client’s Personal Account.

(d) Ministerial Control Over Client Funds. The Company’s control over the Participation Account is solely for collection, verification, sweep, release, and enforcement purposes. The Company has no ownership interest in the Release Amount, and shall cause the Release Amount to be released to the Client’s Personal Account within the period required by Section 4.3(c), subject to returned items, bank holds, payor reversals, bona fide disputes, applicable law, and the terms of the Account Control Agreement.

(e) Deposit Instructions to Payors. The Client shall deliver Deposit Instructions to each current and future payor of Brand Income before the first payment from such payor is due. The Client shall provide the Company with copies of each executed Deposit Instruction and reasonable evidence of delivery. The Client shall cooperate with the Company, the Manager, the Designated Bank, and each payor to implement, confirm, renew, or replace the Deposit Instructions as required to maintain direct deposit of Brand Income into the Participation Account.

(f) No Revocation or Modification. The Client shall not revoke, amend, supersede, replace, terminate, or otherwise interfere with the Deposit Instructions, the Participation Account, or the Account Control Agreement without the Company’s prior written consent, except to the extent required by applicable law, league rules, collective bargaining agreement requirements, or payor policy. Any change required by such law, rule, or policy shall be implemented in a manner that preserves the Company’s economic and collection rights to the maximum extent practicable.

(g) Fallback Direct Remittance by Client. If, for any reason, any Brand Income is not deposited into the Participation Account (including by reason of a Collection Failure, the absence of an effective Account Control Agreement or Deposit Instructions, the refusal of any payor to honor Deposit Instructions, or any direction by the Client in contravention of this Section 4.3), the Client shall receive such Brand Income as agent of the Company and shall hold the Brand Amount portion thereof in trust for the Company. In such event, the Client shall, acting as the Company’s agent solely for purposes of receiving and remitting such funds, remit such Brand Amount to the Company by wire transfer in immediately available funds no later than fifteen (15) days after the Client (or any person on the Client’s behalf) receives the corresponding Brand Income payment. This Section 4.3(g) shall apply automatically without any requirement that the Company prove the Client caused or contributed to the failure of direct deposit, and shall be in addition to (and not in lieu of) the Client’s obligations under Sections 4.3(a) through (f) and the Company’s remedies under this Agreement.

(h) Reconciliation and Overpayments. The Company shall reconcile sweeps from the Participation Account against actual Brand Income on a periodic basis. If the Company sweeps more than the Brand Amount properly payable with respect to any Brand Income, the Company shall return or credit the excess to the Client’s Personal Account within ten (10) business days after discovery or final determination of the overage. If the Company sweeps less than the Brand Amount properly payable with respect to any Brand Income (including by reason of a Collection Failure or amounts that bypassed the Participation Account), the Client shall pay the deficiency to the Company in accordance with the procedure set forth in Section 4.3(g).

(i) Bank Fees, Returned Items, and Reversals. As between the Client and the Company, the Client shall be responsible for all account opening and maintenance fees, returned items, chargebacks, bank holds, reversals, insufficient funds charges, and similar items relating to the Participation Account or to Brand Income deposits, except that the Company shall be responsible for fees and charges attributable solely to its own administrative instructions to the Designated Bank unless otherwise agreed in writing. Allocation of such items as between the Client, the Company or Manager, and the Designated Bank shall be governed by the Account Control Agreement.

(j) Compliance Savings Clause. The collection mechanism set forth in this Section 4.3 shall apply only to the extent permitted by applicable law, league rules, collective bargaining agreement requirements, payroll rules, and payor policies. If any component of the mechanism is not permitted with respect to any payor or payment, the Parties shall cooperate in good faith to implement the closest lawful alternative that preserves the Company’s right to receive the Brand Amount, and the fallback remittance obligation under Section 4.3(g) shall continue to apply with respect to any Brand Income not captured by the Participation Account until such alternative is implemented.

(k) Collection Failure Fee. If the Client causes or permits a Collection Failure and fails to cure such Collection Failure within five (5) business days after written notice thereof from the Company, the Client shall pay to the Company a collection failure fee of $10,000 as liquidated damages, and not as a penalty, with respect to each such uncured Collection Failure, in addition to any unpaid Brand Amounts, accrued interest, reimbursable enforcement costs, and other remedies available to the Company under this Agreement or at law or in equity. The Parties acknowledge that damages resulting from a Collection Failure (including the Company’s administrative, monitoring, investor reporting, and enforcement burdens) would be difficult or impracticable to calculate at the time of contracting, and that $10,000 per uncured Collection Failure is a reasonable estimate of such damages. Notwithstanding the foregoing, any intentional revocation, redirection, or diversion of Brand Income away from the Participation Account by the Client shall constitute an immediate material breach of this Agreement, with no cure period required for assessment of the collection failure fee or exercise of the Company’s other remedies.

(l) No Set-off; Taxes. All amounts payable by the Client to the Company hereunder shall be paid in full without set-off, deduction, or counterclaim, except as may be otherwise expressly provided in this Agreement. The Client shall be responsible for any taxes applicable to the Client’s receipt of Brand Income (as between the Client and the Company), and the Client’s payments of the Brand Amount shall be made without deduction for taxes, except to the extent that any withholding may be required by law. If the Client is required by law to withhold any portion of a Brand Amount payment as tax and remit such withholding to a taxing authority, the Client shall promptly notify the Company, provide evidence of such withholding and remittance, and cooperate with the Company to ensure the Company receives credit for such tax payment. Any amounts withheld and paid to the government on the Company’s behalf shall be treated as paid to the Company for purposes of the Client’s obligations. The Company (or Manager) will be responsible for its own income taxes on amounts it receives. The Company agrees to indemnify and hold the Client harmless from any taxes imposed on the Company (as a separate taxpayer) that are sought from the Client solely because the Client failed to withhold such taxes from payments to the Company, provided the Client has complied with its obligations under this Section.

4.4. Blocked Payments. In the event that the Client, the Company, the Manager, the Designated Bank, or any payor is prohibited by any law, regulation (including currency control regulations), league rule, or other legal or regulatory restriction from establishing, maintaining, or giving effect to the Participation Account, any Deposit Instructions, the Account Control Agreement, the fallback remittance obligation under Section 4.3(g), or any other component of the collection mechanism, the affected Party shall immediately notify the other Party. At the Company’s option, the Client shall either: (a) deposit the affected amounts in an interest-bearing account in the name of the Company (or for the benefit of the Company) in a jurisdiction where such deposit is permitted, or (b) cooperate with the Company to promptly find an alternative lawful method to transfer or credit the funds to the Company that preserves the Company’s economic and collection rights to the maximum extent practicable. The Client’s obligation to ultimately pay such amount to the Company shall not be extinguished by the blocking law or restriction, and any such payment shall be made as soon as legally allowed, and any costs of compliance or financial loss due to delay may be allocated as appropriate between the Parties in good faith or pursuant to applicable law.

4.5. Late Payments; Interest. Time is of the essence in the collection and remittance of Brand Amounts. If any Brand Amount, or portion thereof, is not timely swept from the Participation Account, deposited into the Participation Account, released to the Company, or remitted by the Client under Section 4.3(g) (in each case by reason of a Collection Failure, fallback payment failure, or other failure to pay when required under this Agreement), and such failure continues for more than a 10 day cure period after written notice from the Company specifying the overdue amount, the unpaid amount shall accrue interest in favor of the Company from the date due until the date paid at the lesser of: (a) the Prime Rate plus 3% per annum, compounded monthly (where “Prime Rate” means the prime lending rate as published in the Wall Street Journal on the first business day of the applicable month), or (b) the maximum rate permitted by applicable law. Interest on late payments shall be due and payable upon demand. The accrual or payment of interest under this section shall not limit any other rights or remedies of the Company due to the Client’s failure to pay amounts when due.

4.6. Disclosure of Material Breach. The Client acknowledges that the Company may have investors or stakeholders entitled to information about the Company’s assets and agreements. Accordingly, the Client agrees that in the event the Client materially breaches this Agreement, including by reason of any failure to pay any Brand Amount when due, any material Collection Failure, any revocation, modification, or repudiation of any Deposit Instructions, or any failure to execute or maintain the Account Control Agreement, in each case that is not cured within any applicable cure period), the Company (or the Manager on the Company’s behalf) shall have the right to disclose the existence of such breach (including the Client’s name and the nature of the default) in any required filings, reports or public statements, provided that the Company must give the Client at least 10 days’ prior written notice of its intent to make such a disclosure (unless a shorter period is required to comply with law or regulation) and an opportunity within that time to cure the default. If the Client cures the default within the notice period, the Company shall refrain from publicly disclosing the default. Nothing in this section shall prevent the Company from pursuing any other legal or equitable remedies for breach.

4.7 Payments Upon Dissolution or Non-Existence of the Company. In the event that the Company (the designated series of the Master LLC that is a party to this Agreement) is dissolved, ceases to exist, or is otherwise unable to receive payments under this Agreement for any reason, the Client’s obligation to pay the Brand Amount and any other amounts due hereunder shall continue in full force and effect. In such event, all such payments shall be made directly to the Manager, on the series members’ behalf in accordance with the procedures specified in Section 8.8(b) or to such other person or entity as the Manager may designate in writing, and the Manager or its designee shall be entitled (i) to enforce all rights and remedies of the Company under this Agreement, (ii) to receive sweeps from the Participation Account in lieu of the Company, and (iii) to issue instructions to the Designated Bank under the Account Control Agreement and to deliver replacement Deposit Instructions to payors, in each case as control party or successor servicer. The Client shall be provided with written notice of any such change in payment instructions and shall comply with such instructions promptly upon receipt and shall reasonably cooperate with the Manager or its designee, the Designated Bank, and any payor to give effect to the foregoing.

4.8 Security. To secure the prompt and complete payment and performance of all obligations of the Client under this Agreement, the Client hereby grants to the Company a continuing security interest in and to all of the Client’s right, title, and interest in and to all of the following, in each case whether now existing or hereafter arising: (a) all Brand Income; (b) the Participation Account and all funds and other property at any time credited to or held in the Participation Account; (c) all rights of the Client under, in connection with, or arising out of the Deposit Instructions and the Account Control Agreement; and (d) all proceeds of any of the foregoing (collectively, the “Collateral”). The security interest granted hereby shall attach immediately upon the Company’s payment to the Client of any portion of the Initial Advisory Payment (including the initial installment under Section 4.1), without regard to whether the full Initial Advisory Payment has been paid, and shall continue in full force and effect until all obligations of the Client under this Agreement have been satisfied in full. For the avoidance of doubt, partial payment of the Initial Advisory Payment shall be sufficient to cause the security interest to attach, and the security interest shall secure all present and future obligations of the Client hereunder, including those arising from subsequent payments of the Initial Advisory Payment. The Client hereby authorizes the Company to file one or more UCC-1 financing statements, and any amendments or continuations, in any jurisdiction deemed necessary by the Company, describing the collateral as “all of the Client’s right, title, and interest in and to all (a) all Brand Income; (b) the Participation Account and all funds and other property at any time credited to or held in the Participation Account; (c) all rights of the Client under, in connection with, or arising out of the Deposit Instructions and the Account Control Agreement; and (d) all proceeds of any of the foregoing, in each case as defined in the Brand Advisory Agreement between the Client and the Company, dated as of the Effective Date thereof.” The Client further agrees to execute and deliver the Account Control Agreement and such other control agreements, account control acknowledgments, financing statements, perfection certificates, and other documents, and to take such further actions, as the Company may reasonably request to perfect, maintain, and enforce the Company’s security interest in the Collateral. If, as of the Outside Date, less than the full Initial Advisory Payment has been paid to the Client and the Brand Percentage is adjusted to the Adjusted Brand Percentage pursuant to Section 8.3(a), the Company shall, promptly following the Outside Date, file an amendment to each UCC-1 financing statement then on file to reflect the resulting proportionate reduction in the Brand Amount, and shall provide the Client with evidence of such filing upon request. Furthermore, in the event of a final, non-appealable judgment in favor of the Company for unpaid Brand Amounts or other amounts due under this Agreement, the Client agrees to cooperate with the Company in any lawful process to collect such judgment, including but not limited to providing information regarding the Client’s employers, payors, and income sources, and not contesting any lawful wage garnishment or similar collection proceedings initiated by the Company in accordance with applicable law. In the event of a payment default by the Client under this Agreement that remains uncured after any applicable notice and cure period, the Company (or the Manager on its behalf) shall have the right to notify any third-party payor of Brand Income (including, without limitation, any team, league, employer, or other entity obligated to pay Brand Income to or for the benefit of the Client) of the Company’s security interest in the Brand Income and to enforce the Account Control Agreement and the Deposit Instructions in accordance with their respective terms. If the Company obtains a court order, garnishment order, or similar legal process with respect to the Brand Income, the Company may provide such order to the applicable payor, and the payor shall be authorized and directed to comply with such order, including by remitting directly to the Company any amounts specified therein. The Client shall not take any action to interfere with or prevent any payor’s compliance with such notice or order and shall cooperate in good faith with the Company to facilitate the enforcement of the Company’s rights. In furtherance of the Company’s rights under this agreement and this Section 4.8, the Client hereby irrevocably constitutes and appoints the Manager, acting on behalf of the Company, with full power of substitution and resubstitution, as the Client’s true and lawful proxy and attorney-in-fact, with full power and authority in the Client’s name, place, and stead, and in the name of the Company or otherwise, to take any and all actions and to make, execute, acknowledge, swear to, deliver, file, record, and publish any and all agreements, instruments, certificates, financing statements (including UCC-1 financing statements and any amendments, continuations, terminations, or assignments thereof), control agreements (including the Account Control Agreement), Deposit Instructions, notifications to payors, consents, amendments, releases, endorsements, assignments, instructions to the Designated Bank, instructions to any other depository institution, and other writings, as the Manager may determine to be necessary or appropriate to establish, maintain, perfect, continue, protect, preserve, evidence, or enforce the Company’s security interest in, lien on, or other rights with respect to the Collateral, including the Participation Account and all funds and other property credited thereto, all rights under the Deposit Instructions and the Account Control Agreement, all Brand Income, and all proceeds of any of the foregoing. Without limiting the generality of the foregoing, the Manager is authorized to (a) endorse the Client’s name on any check, draft, instrument, or other item of payment representing Brand Income or proceeds of Collateral; (b) deliver, replace, renew, or modify Deposit Instructions to any payor in accordance with Section 4.3; (c) issue instructions to the Designated Bank under the Account Control Agreement; (d) execute and file any document required to perfect or continue the Company’s security interest in the Collateral in any jurisdiction; and (e) take any other action contemplated by Sections 4.3 or 4.8 of this Agreement. The Client hereby ratifies and confirms, and agrees to ratify and confirm, all actions taken by the Manager pursuant to this proxy and power of attorney. This proxy and power of attorney is coupled with an interest, is granted to secure the performance of the Client’s obligations under this Agreement and to protect the Company’s security interest in the Collateral, and is irrevocable, and shall not be terminated or otherwise affected by the death, disability, incapacity, dissolution, insolvency, or bankruptcy of the Client, by any subsequent revocation or attempted revocation by the Client, or by the expiration or termination of this Agreement, and shall continue in full force and effect until all obligations of the Client under this Agreement have been fully and indefeasibly satisfied. If the Manager is replaced as the manager of the Company or the Master LLC, the successor manager shall automatically be substituted as the proxy and attorney-in-fact under this paragraph. Nothing in this paragraph shall obligate the Manager to take any action, and the Manager shall have no liability to the Client for any action taken or not taken in good faith under this proxy and power of attorney, except for its own gross negligence or willful misconduct.

5. Reporting and Audit Rights

5.1. Books and Records. The Client (and, to the extent applicable, the Client’s Affiliates involved in the receipt of Brand Income) shall maintain complete and accurate books and records of all Brand Income Contracts, Brand Income earned or received, and calculations of Brand Amounts payable to the Company, in accordance with generally accepted accounting principles or other recognized basis reasonably acceptable to the Company. Such records shall include, without limitation, copies of contracts evidencing Brand Income, pay stubs, earning statements, invoices, bank statements showing receipt of Brand Income, and records of any expenses or deductions claimed under the definition of Brand Income. The Client shall retain all such records at least throughout the Term and for a period of 12 months following the termination or expiration of this Agreement (or such longer period as may be required by law). This recordkeeping obligation does not apply to periods before the Commencement Date. In addition to the foregoing, the Client shall provide to the Company (or authorize the Company or Manager to obtain directly from the applicable payor or Designated Bank) Participation Account statements, deposit confirmations, payor confirmations of receipt and implementation of Deposit Instructions, and payroll direct deposit records evidencing the routing of Brand Income into the Participation Account. The Company’s audit rights set forth in Section 5.3 shall extend to any Brand Income that bypasses the Participation Account, regardless of the reason therefor.

5.2. Periodic Reporting. Prior to the execution of this Agreement by the Parties, the Client shall provide to the Manager a copy of his contract pursuant to which the Brand Income is earned. Within 10 business days after the June 30th and December 31st during the Term, the Client shall deliver to the Manager a written report (each, a “Semi-Annual Report”) in a format reasonably specified or agreed to by the Company, which shall include: (a) the total Brand Income earned or received by the Client during that six month period (itemized by source or contract, and by payment date and amount); (b) the calculation of the Brand Amount owed to the Company for that six month period (including any deductions permitted under the Brand Income definition, with reasonable detail); (c) year-to-date summaries of Brand Income and Brand Amount; and (d) any other information reasonably requested by the Company and related to the Client’s performance of this Agreement or the Client’s activities in the Principal Business that may affect current or future Brand Income. Together with each Semi-Annual Report, the Client shall provide copies of any documentation evidencing the Brand Income reported, such as copies of pay stubs, remittance advices, royalty statements, or similar documents for that six-month period.

5.3. Audit Rights. The Company (or the Manager or any designee acting on the Company’s behalf) shall have the right, during the Term and for 12 months after the Term (the “Audit Period”), to examine, audit, and copy the relevant books, records, and accounts of the Client and the Client’s Affiliates to verify the accuracy of any Semi-Annual Reports and the payments of the Brand Amount. The Company may not audit the same period more than twice, and any audit shall not cover periods earlier than the then-current and two (2) immediately preceding calendar years at the time of audit (except that audits during the Audit Period after termination may cover the entire Term). Any such audit shall be conducted at the Company’s expense, provided that if an audit reveals an underpayment of more than five percent (5%) of the Brand Amount due for the period examined, the Client shall reimburse the Company for the reasonable, documented costs of the audit. If an audit or review reveals that the Client has underpaid the Brand Amount, the Client shall promptly (and in any event within 10 days of notice) pay to the Company the amount of the underpayment plus any applicable interest as set forth in Section 4.5. If an audit reveals the Client overpaid the Brand Amount, the Company shall promptly refund the overpaid amount to the Client (or, at the Client’s election, the Client may credit such overpayment against the next installment(s) of Brand Amount coming due, if any).

5.4. Audit Procedure. The Company shall provide the Client with at least seven days advance written notice of its intention to conduct an audit under this Agreement and will reasonably accommodate the Client’s schedule and operations in terms of timing and scope. Any audit shall be conducted during normal business hours at the location(s) where the relevant records are maintained, and in such a manner as not to unreasonably interfere with the Client’s business. The Client may require the auditor to sign a reasonable non-disclosure agreement if the auditor is not already under a duty of confidentiality to the Company or Manager. The Parties shall direct any third-party payors (such as teams or leagues) to cooperate with requests to provide confirmation of payments made to the Client as needed for the audit.

5.5. Confidentiality of Audit Findings. All information reviewed or obtained by the Company or its auditors during any audit shall be deemed Confidential Information of the Client, and the Company shall not use or disclose such information for any purpose other than verification of compliance with this Agreement and enforcement of the Company’s rights. The Parties shall, however, be entitled to use the results of any audit in any dispute resolution or legal proceedings concerning this Agreement, subject to appropriate protective orders or confidentiality arrangements.

6. Restrictions and Negative Covenants

6.1. Exclusive Relationship; No Similar Agreements. The Client represents and warrants that, as of the Effective Date, the Client has not entered into any contract or arrangement (other than this Agreement) under which the Client has sold, assigned, or otherwise transferred to any third party any right to receive payments or income based on the Client’s future earnings or revenue from the Principal Business. During the Term, the Client shall not, without the prior written consent of the Company, enter into any agreement or transaction with any other party that is similar in nature to this Agreement. Specifically, the Client shall not agree to pay or assign to any third party any portion of the Client’s future Brand Income (or any income substantially similar to Brand Income) in exchange for upfront or ongoing payments or services. This restriction does not prohibit the Client from engaging professional agents, managers, or advisors in the ordinary course of the Client’s career, even if such representatives are paid a percentage of the Client’s income as commission or fees. However, any such arrangement must not conflict with the Client’s obligations to pay the Brand Amount to the Company or diminish the Company’s rights with respect to any installment of the Brand Amount. Notwithstanding the foregoing, if the Client receives a bona fide offer from any third party to enter into a transaction that would require consent under this Section 6.1 (a “Third-Party Offer”), the Client shall first deliver to the Company written notice of the material terms thereof, including the identity of the counterparty and all material economic terms (a “ROFR Notice”). The Company shall have fifteen (15) business days following receipt of the ROFR Notice to elect to enter into a transaction with the Client on the same or more favorable terms. If the Company does not timely elect to match, or if the Parties fail to execute a definitive agreement within thirty (30) days of the Company’s election, the Client may consummate the transaction with the third party on terms no more favorable to the third party than those in the ROFR Notice, provided such transaction closes within ninety (90) days, after which the Client must re-comply with this process.

6.2. No Circumvention. The Client shall not take any action for the purpose of defeating, reducing, or delaying the Company’s right to receive the Brand Amount. Without limiting the generality of the foregoing, the Client shall not intentionally defer or decline any Brand Income, or divert any revenue that would otherwise constitute Brand Income into forms or channels that would constitute Excluded Income or would be paid to a third party (except for legitimate payments to Affiliates or agents as permitted herein), with the primary intent of preventing the Company from receiving the Brand Amount in full. The Client also shall not form or use any corporation, partnership, trust, or other entity or contractual arrangement to hide or shield Brand Income from the Company. Any entity through which the Client earns Brand Income (e.g., if the Client forms a personal services company to receive income) shall be deemed an Affiliate of the Client and the Client shall cause such entity to comply with the Client’s obligations under this Agreement, including payment of Brand Amount and cooperation with audits.

6.3. Limits on Publicity and Fundraising. The Client shall not use the Company’s or the Manager’s name or trademarks, or refer to this Agreement, in any press release or public statement except as permitted under Section 11.4 or with the Company’s prior written consent. Further, the Client agrees not to promote, market, or solicit investments in any securities of the Company, Agentiq Sports 1 Series LLC, or any other Company thereof, or other securities offering related to this Agreement, unless specifically requested or approved in writing by the Company or Manager. Unsolicited inquiries the Client receives from potential investors or media regarding the Company shall be referred to the Manager.

6.4. Secondary Trading Launch; Automatic Opt-In; Promotional Support. Upon written notice from the Company (acting through the Manager) that secondary trading functionality for the trading of the Series’ membership interests has launched on the Company’s or an affiliate’s alternative trading system (the “Secondary Trading Launch” or “ATS”), the Series’ membership interests, if eligible, will be automatically enabled for secondary trading under applicable platform rules and this Agreement. Following the Secondary Trading Launch, any promotional activities by the Client related to the ATS will be documented in a separate influencer/marketing agreement or statement of work between the applicable Series and the Client, which will set the specific deliverables, timing, and fees. Such activities will be limited to platform-level awareness and user education, subject to Company guidance and approval, and must comply with applicable law (including broker-dealer/finder restrictions) and clear, conspicuous influencer endorsement disclosures. No compensation will be tied to securities transactions, trading volume, proceeds, or other success-based or transaction-based metrics.

6.5 Compliance with Laws and League Rules. The Client shall perform his/her obligations under this Agreement, and shall pursue the Principal Business, in compliance with all applicable laws, regulations, and (if applicable) the rules and policies of any professional league or governing body relevant to the Client. The Client represents that nothing in this Agreement violates or causes a breach of any rule of any league, players’ association, or sanctioning body to which the Client is subject, and if any such conflict arises, the Client will promptly notify the Company. To the extent any provision of this Agreement is deemed to violate a mandatory rule or non-waivable regulation of a league or governing body, the Parties will cooperate in good faith to modify this Agreement as minimally as necessary to comply with such requirement while preserving the Parties’ economic intentions.

7. Representations and Warranties

7.1. Authority and Capacity. Each Party represents and warrants that it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder. The individual signing this Agreement on behalf of the Company (through the Manager) is duly authorized to do so. If the Client is an individual, the Client is of legal age and capacity to contract in his/her jurisdiction of residence. If the Client has any legal guardian or other person with legal authority over the Client’s affairs (e.g., due to minor status or incapacity), such guardian has approved and co-signed this Agreement (or a separate consent) to validate the Client’s entry into this Agreement.

7.2. Independent Advice. I fully understand the terms and conditions of the Agreement, and I have had the opportunity to be represented by an attorney, tax advisor and other professional representatives of my choosing in the review, negotiation and execution of the Agreement and performance of my obligations hereunder.

7.3 Binding Obligation. This Agreement constitutes a valid and binding obligation of each Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by bankruptcy or similar laws and general principles of equity. The Parties each agree not to challenge the validity or enforceability of this Agreement.

7.4. No Conflicts. The execution, delivery, and performance of this Agreement by the Parties does not and will not: (a) violate, conflict with, or result in a breach of any agreement, contract, or obligation to which such Party is a party or by which it is bound; or (b) require any consent, approval, or notice to any third party (except as has been obtained or provided). The Client specifically represents that he/she is not subject to any agreement or court order (including any with a sports team, league, sponsor, or prior financial partner) that would prohibit or materially impair the Client’s ability to perform this Agreement or to pay the Brand Amount to the Company as required.

7.5. Litigation and Compliance. The Client represents that there are no existing or, to the Client’s knowledge, threatened actions, suits, or proceedings at law or in equity before any court, tribunal, governmental authority or arbitrator that could reasonably be expected to adversely affect the Client’s ability to perform its obligations under this Agreement. The Client further represents that he/she is not in material violation of any law, regulation, or order applicable to the Client that would impact the Client’s performance or the benefits intended to be conferred on the Company hereunder.

7.6. Accuracy of Information. The Client confirms that all information provided by the Client to the Company or Manager regarding the Client’s personal and professional background, current contract(s), compensation, and other facts relevant to this Agreement (including any personal information schedule or disclosure provided as of the Effective Date) is true, correct, and complete in all material respects. The Client will promptly notify the Company of any material changes to such information.

7.7. Brokerage. Each Party represents that it has not engaged or used any broker or finder in connection with the negotiation or execution of this Agreement, and no person or entity is or will be entitled to any brokerage commission, finder’s fee, or similar compensation in connection herewith by reason of any action of that Party. The Client shall be solely responsible for any commission or fee owed to any agent or representative engaged by the Client in connection with this Agreement or the transactions contemplated (including any commission to an agent who assisted the Client in negotiating this Agreement).

7.8. No Other Revenue Assignments. The Client reaffirms that, except as disclosed to the Company in writing, the Client has not previously assigned, pledged, or granted to any person or entity a security interest in, or other lien or claim on, any portion of the Client’s Brand Income or future earnings from the Principal Business.

7.9. Intellectual Property. The Client represents that the use of the Client Persona and any other intellectual property provided by the Client for the Company’s use (for example, photographs, logos, or content the Client supplies for marketing) will not infringe or violate the rights of any third party, including any copyright, trademark, privacy, publicity, or contractual rights of others. To the Client’s knowledge, any statements or endorsements made by the Client as part of the Advisory Services or any campaigns will be truthful and comply with applicable endorsement guidelines or laws.

7.10. Company Representations. The Company represents and warrants that: (a) it is validly formed and in good standing under the laws of Delaware as a designated series of Agentiq Sports 1 Series LLC; (b) the Manager has all necessary authority from Agentiq Sports 1 Series LLC and under the Company’s governing documents to enter into this Agreement on the Company’s behalf and to perform the obligations herein on behalf of the Company; (c) the execution and performance of this Agreement by the Company has been duly authorized by all necessary company action; and (d) the Company’s provision of Advisory Services to the Client will be performed in a professional and workmanlike manner by individuals or entities appropriately skilled and experienced in such services.

7.11. No Investment Advice. The Company and the Manager are not providing, and have not provided, the Client with any legal, tax, or investment advice regarding this Agreement. The Client acknowledges that he/she has been advised and encouraged to seek independent advice as to the legal and tax implications of this arrangement. The Company makes no representation regarding the tax treatment of the Initial Advisory Payment or the Brand Amount payments as to the Client.

7.12. No Prior Income Assignments, Liens, or Security Interests. The Client represents and warrants that, as of the Effective Date, the Client has not granted, assigned, pledged, or otherwise conveyed any security interest, lien, or other encumbrance in or to any portion of the Brand Income or any rights or proceeds relating thereto to any third party. The Client further represents that no person or entity other than the Company has any right, claim, or interest in the Brand Income that would conflict with the rights granted to the Company under this Agreement.

7.13. No Conflicting Account or Deposit Arrangements. The Client represents and warrants that, as of the Effective Date, the Client has not granted, executed, or delivered any deposit instructions, payment direction, lien, assignment, account control right, or other arrangement with respect to any payor of Brand Income or any deposit account that would conflict with, impair, or prevent the establishment, maintenance, or operation of the Participation Account, the Deposit Instructions, or the Account Control Agreement, in each case as contemplated by Section 4.3.

8. Term and Termination

8.1. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided herein, shall continue until the earlier of: (a) the date that is two years after the Client’s official retirement or permanent cessation from actively engaging in the Principal Business (the “Termination Tolling Period”); provided, however, that if the Client resumes actively engaging in the Principal Business at any time during the Termination Tolling Period, this Agreement shall not terminate pursuant to this clause (a) and shall remain in full force and effect; and (b) the 25th anniversary of the Effective Date. The Term may also be terminated earlier by mutual written agreement of the Parties or as otherwise provided below.

8.2. Survival. Notwithstanding the end of the Term by expiration or early termination, the rights and obligations of the Parties with respect to any Brand Income earned by the Client during the Term (even if paid after the Term) shall survive and remain enforceable until fully satisfied. In addition, any provisions of this Agreement that by their nature are intended to survive, including but not limited to, Sections 4, 9.5, 10, 13, 8.4 and 8.8(b), shall survive termination.

8.3. Early Termination.

(a) Failure of Series Offering; Automatic Adjustment. The Parties acknowledge that the Company has paid, or is obligated to pay, approximately 29.17% of the Initial Advisory Payment to the Client within thirty (30) days following the Effective Date, and that this Agreement shall remain in full force and effect regardless of whether the Initial Closing of the Series Offering occurs. Accordingly, neither Party shall have any right to terminate this Agreement solely on account of the failure of the Initial Closing to occur by the Outside Date. If, as of the Outside Date, the Company has not paid the full Initial Advisory Payment, then, automatically and without any further action by either Party, effective as of the Outside Date: (i) the Company shall have no further obligation to pay, and neither Party shall have any further obligation or liability with respect to, any unpaid portion of the Initial Advisory Payment, and the Initial Advisory Payment shall be fixed at the aggregate amount actually paid to the Client on or prior to the Outside Date (the “Funded Amount”); and (ii) the Brand Percentage shall be adjusted to equal the product of (x) the Brand Percentage as originally set forth herein, multiplied by (y) a fraction, the numerator of which is the Funded Amount and the denominator of which is $1,200,000 (such adjusted percentage, the “Adjusted Brand Percentage”), and all references in this Agreement to the “Brand Percentage” shall thereafter refer to the Adjusted Brand Percentage. The foregoing adjustment is self-executing and requires no further calculation, notice, consent, or amendment; provided, that the Company shall notify the Client of the Adjusted Brand Percentage, as calculated from the Company’s books and records, which calculation shall be controlling absent manifest error, and the Client may request reasonable supporting documentation to verify such calculation. For the avoidance of doubt: (A) if the Funded Amount equals $1,200,000, the Brand Percentage shall not be adjusted; (B) by way of illustration, if no Initial Closing occurs and the Funded Amount is $350,000, the Adjusted Brand Percentage would equal approximately 2.92% (10% multiplied by $350,000/$1,200,000); and (C) any Brand Amount accrued with respect to Brand Income earned prior to the Outside Date shall remain payable at the rate then in effect. For the further avoidance of doubt, this Agreement shall continue in full force and effect following the Outside Date in accordance with its terms, with the Initial Advisory Payment fixed at the Funded Amount and the Brand Percentage as adjusted pursuant to this Section 8.3(a).

(b) Breach of this Agreement. If either Party materially breaches this Agreement, the non-breaching Party may give written notice to the breaching Party describing the breach in reasonable detail. The breaching Party shall have 30 days (or 10 days, in the case of a payment default or breach of Section 6.1) from receipt of such notice to cure the breach to the reasonable satisfaction of the non-breaching Party. If the breaching Party fails to cure within the cure period, the non-breaching Party may terminate this Agreement immediately by providing written notice of termination to the breaching Party. Termination of the Agreement for breach shall be without prejudice to any other rights or remedies the non-breaching Party may have, including the right to seek damages or specific performance. If the Company is the non-breaching Party and terminates due to the Client’s breach, (without limiting any other remedy) the Company shall be entitled to seek and recover the Brand Amount on any Brand Income earned by the Client through the date of termination and any additional equitable relief necessary to put the Company in the position it would have been had the Client performed its obligations.

(c) Collection Failures and Diversion. Without limiting Section 8.3(b), each of the following shall constitute a material breach of this Agreement by the Client: (i) any Collection Failure that is not cured within five (5) business days after written notice from the Company; (ii) any revocation, modification, or repudiation of any Deposit Instructions in contravention of Section 4.3(f); (iii) any refusal or failure by the Client to execute, deliver, or maintain the Account Control Agreement; and (iv) any intentional diversion, redirection, or instruction to redirect Brand Income away from the Participation Account, which clause (iv) shall be deemed an immediate material breach with no cure period and shall entitle the Company to exercise all remedies under this Agreement, including termination, recovery of unpaid Brand Amounts, the collection failure fee under Section 4.3(k), and equitable relief.

8.4. Clawback on Voluntary Early Exit. The Client acknowledges that the Company is entering into this Agreement and paying the Initial Advisory Payment (whether in one or more installments) with the expectation of sharing in the Client’s future Brand Income over a multi-year period. Accordingly, if the Client voluntarily ceases to engage in the Principal Business prior to the fifth anniversary of the Effective Date (the “Early Termination Date”) (for any reason other than Good Reason, as defined below), the Client shall repay to the Company, except as otherwise set forth below, the aggregate amount of the Initial Advisory Payment actually received by the Client by way of liquidated damages. Specifically, in the event of such early voluntary exit, the Client shall pay the Company an amount equal to (a) the aggregate Initial Advisory Payment actually received by the Client (whether in a single payment at Initial Closing or through multiple payments over additional closings), plus the lesser of (i) the Prime Rate plus 5% per annum, compounded monthly from the Early Termination Date to the date of repayment and (ii) the maximum rate permitted by applicable law, (b) minus all Brand Amount payments actually made by the Client to the Company prior to the Early Termination Date. Such repayment shall be due in full within 30 days after the Client’s cessation of the Principal Business; provided, that if such Brand Amounts paid to the Company exceeds the sum of (a) above, then no amounts shall be owed to the Company. The Parties agree that this repayment obligation is a reasonable estimate of a portion of the damages the Company would incur from the loss of anticipated Brand Income, and is not a penalty. This Section 8.4 shall not apply if the Client’s early cessation of the Principal Business is for Good Reason.

8.5. Definition of Good Reason. “Good Reason” for the Client’s voluntary early cessation of the Principal Business (e.g., retirement from professional athletics) shall exist only if the Client’s exit is due to a significant, documented injury, illness, or medical condition (a “Major Injury”) that either renders the Client physically unable to continue performing in the Principal Business or which, if the Client were to continue, would pose a substantial risk of permanent harm to the Client’s health beyond the ordinary risks of the profession. The existence of Good Reason shall be determined in good faith by the Parties. In the event of a disagreement as to whether a Major Injury constitutes Good Reason, the Parties shall submit the matter for determination by a qualified independent physician: the Parties shall jointly select a physician with relevant expertise, or if they cannot agree, each Party shall select a physician and those two physicians shall jointly select a third physician with relevant expertise to make a final and binding determination. The Client shall be responsible for any costs of obtaining medical evaluations, and the Parties shall share equally any fees of an independent deciding physician.

8.6. Effect of Death or Incapacity. If the Client dies or becomes permanently and totally disabled during the Term, such that the Client can no longer continue in the Principal Business, the Term shall be deemed to end as of the date of death or determination of permanent disability. In the case of death, the Client’s estate shall be obligated to pay any Brand Amounts due for Brand Income earned up to the date of death (e.g., any salary or bonus earned prior to death but paid after death), but no further Brand Amount shall accrue after death except to the extent payments contractually earned prior to death are made posthumously. In the case of permanent disability, the Parties (or the Client’s legal representative) will confer in good faith regarding an equitable resolution of any ongoing obligations, but generally the occurrence of total and permanent disability (as reasonably determined by medical evidence) shall be treated similar to a retirement for Good Reason, and the clawback provisions of Section 8.4 shall not apply. Except as provided in Section 8.4, in no event shall the Client, the Client’s legal representative or the Client’s estate, as the case may be, be obligated or otherwise required to return the Initial Advisory Payment, or any portion thereof, to the Company.

8.7. Mutual Termination. The Parties may at any time mutually agree in writing to terminate this Agreement on an agreed date. In such event, they will also set forth in the termination agreement the handling of any future Brand Income or outstanding obligations. Unless otherwise agreed, if the Agreement is terminated by mutual agreement, the Company will only be entitled to the Brand Amount from Brand Income earned by the Client up to the date of termination, and the Client will have no further obligation to pay Brand Amount on income earned after termination (and no clawback would apply unless expressly agreed as part of the termination provisions). Any mutual termination agreement must be signed by both the Client and the Manager on behalf of the Company.

8.8 Resumption of Principal Business Before or After Termination.

(a) Resumption within Termination Tolling Period. If, the Client resumes active participation in the Principal Business at any time during the Termination Tolling Period: (i) this Agreement shall be deemed not to have terminated pursuant to Section 8.1(a) and shall automatically continue in full force and effect from and after the date of such resumption; and (ii) all payment systems, methods, schedules, and obligations agreed upon under this Agreement-including, without limitation, the Brand Percentage and all related payment, reporting, withholding, and audit obligations-shall be reinstated as of the date of such resumption and shall apply to Brand Income earned on and after such date.

(b) Resumption after Termination Tolling Period. If the Client resumes active participation in the Principal Business after the end of the Termination Tolling Period and, as a result, this Agreement has terminated pursuant to Section 8.1(a), the Client shall, from and after such resumption, pay the Brand Percentage with respect to the Client’s Brand Income to a trust to be established for such purpose (the “Revenue Share Trust”). The manager shall serve as the sole trustee of the Revenue Share Trust, and the former members of the applicable series shall be the beneficiaries thereof. Disbursements from the Revenue Share Trust, net of any trust operating costs and expenses, if any, shall be made on the same terms, timing, methodology, and waterfall as provided in this Agreement for Brand Percentage payments. The Client shall cooperate in good faith and execute all documents and take all actions reasonably necessary or desirable to establish the Revenue Share Trust and to effect the payment of the Brand Percentage to the Revenue Share Trust (including, where applicable, directing counterparties and payors of Brand Income to remit the Brand Percentage directly to the Revenue Share Trust).

(c) No additional consideration. For the avoidance of doubt, no additional Initial Advisory Payment or other consideration shall be due to the Client upon any continuation or reinstatement under Section 8.8(a) or upon payments to the Revenue Share Trust under Section 8.8(b). The Initial Advisory Payment made as of the Commencement Date shall be deemed full and adequate consideration for the entire Term and for the payment obligations described in this Section 8.8.

(d) Notice. The Client shall provide written notice to the Company of any intention or plan to resume participation in the Principal Business and, in any event, shall notify the Company in writing no later than ten (10) business days after any such resumption. Failure to provide such notice within the required timeframe shall constitute a material breach of this Agreement, entitling the Company to all remedies available under Section 8.3, including, without limitation, equitable relief and the right to enforce the obligations set forth in this Section 8.8.

9. Additional Covenants of Client

9.1. Right to Purchase Insurance. The Client agrees that the Company (or its designee) shall have the right, at its own expense, to purchase and maintain one or more life insurance and/or disability insurance policies on the life and/or health of the Client. The Company (or its designee) shall be the sole owner and beneficiary of any such policy, and the Company shall be responsible for payment of all premiums associated with such insurance. The Client shall have no right, title, or interest in any such policy or its proceeds. The Client shall cooperate in good faith with the Company and any insurance carrier in connection with the application for and maintenance of such insurance, including by (a) submitting to reasonable medical examinations, (b) providing truthful and complete information as required by the insurer, (c) executing any documents reasonably necessary to effectuate or maintain such insurance, and (d) promptly forwarding to the Company any correspondence, notices, or documents relating to any such policy that the Client may receive. The Company shall be registered as the owner on all such policies. The Company shall have no obligation to purchase or maintain any such insurance, and the decision to do so shall be at the Company’s sole discretion.

9.2 Professional Conduct. The Client shall use good-faith efforts to maintain an active career in the Principal Business during the Term, subject to the Client’s personal and professional circumstances. While this Agreement does not impose a duty on the Client to achieve any specific performance milestones, the Client agrees not to intentionally take actions that would foreseeably and materially diminish the Client’s ability to generate Brand Income (except as might be reasonable for health or family considerations). The Client agrees to abide by all material contractual obligations the Client has in the Principal Business (e.g., the terms of any team or league contracts) and to conduct himself/herself in a manner consistent with professional standards, to the extent that a failure to do so could cause a material decrease in Brand Income (for example, the Client will not willfully incur a suspension or ban from the Principal Business without good cause). This Section does not grant the Company any control or decision-making power over the Client’s career decisions, personal behavior, or professional training but rather expresses the expectation that the Client will act in good faith not to deliberately undermine the value of the revenue sharing arrangement.

9.3. Further Assurances. The Client shall execute and deliver such additional documents, and take such further actions, as may be reasonably requested by the Company or Manager to carry out the purpose and intent of this Agreement. This includes, without limitation, executing any certifications or notices needed for the Company to perfect its contractual rights to receive the Brand Amount (such as separate irrevocable payment instruction letters to third-party payors, or UCC financing statements if applicable to establish a security interest to secure payment). The Client shall also cooperate with the Company in good faith to adjust the mechanism of payment, or to modify this Agreement, if required by changes in law or regulation (including league rules or collective bargaining outcomes) in order to give effect to the original intent of the Parties in a lawful manner. The Client’s obligations under this Section 9.3 are in addition to, and not in limitation of, the irrevocable proxy and power of attorney granted to the Manager under Section 4.8.

9.4. Spousal Consent. If the Client is married or subsequently marries during the Term, the Client shall use best efforts to obtain his/her spouse’s signature on a spousal consent or acknowledgement in a form reasonably requested by the Company. Such consent will acknowledge the spouse’s awareness of this Agreement (including the security interest in the Collateral and the irrevocable proxy and power of attorney granted to the Manager under Section 4.8) and, to the extent applicable under state marital or community property laws, will confirm that the spouse waives or releases any claim that this Agreement (including such security interest and proxy and power of attorney) is not fully enforceable against the Client’s share of marital property or community income. If the Client’s spouse declines to sign a consent, the Client shall promptly notify the Company and discuss in good faith whether alternate arrangements (such as additional security or escrow of funds) are necessary to protect the Company’s interests.

9.5. Confidentiality of Company Information. The Client recognizes that, through interaction with the Company and Manager, the Client may receive or have access to non-public information regarding the Company’s business, financing, investors, and plans. The Client agrees to hold in confidence any confidential or proprietary information of the Company or Manager provided to the Client and not to disclose it to any third party (except the Client’s advisors who are under duties of confidentiality) without the Company’s consent, except as required by law. Nothing herein limits the Client’s ability to disclose information about his/her own financial arrangements as needed for personal business or tax reasons, so long as the Client takes reasonable steps to ensure any third-party recipients (e.g., financial advisors, accountants) also keep such information confidential.

9.6. Disclosure of Material Events.

(a) The Client shall promptly notify the Company in writing of the occurrence of any Material Event (as defined below) during the Term of this Agreement and for a period of twelve (12) months thereafter, to the extent such Material Event relates to or could reasonably be expected to affect the Client’s performance under this Agreement, the Client’s reputation, or the value of the Company’s rights hereunder.

(b) For purposes of this Agreement, a “Material Event” includes, but is not limited to, the following:

(i) The commencement, threatened commencement, or written notice of any litigation, arbitration, or other legal proceeding involving the Client, whether as a plaintiff, defendant, or witness, that alleges or could reasonably be expected to allege claims of fraud, breach of contract, violation of law, or any other matter that could materially impact the Client’s ability to perform under this Agreement or the Client’s reputation;

(ii) Any actual or alleged breach by the Client of any material contract, including but not limited to employment, endorsement, sponsorship, or agency agreements, or any contract relevant to the Client’s participation in the Principal Business;

(iii) Any written or formal allegation, investigation, or charge by a league, governing body, regulatory authority, or law enforcement agency regarding unlawful activity, rule violations, or misconduct by the Client, including but not limited to allegations of doping, match-fixing, gambling, or other conduct that could result in suspension, fines, or disciplinary action;

(iv) The imposition of any fine, suspension, ban, or other disciplinary measure by any league, team, governing body, or regulatory authority in connection with the Client’s professional activities;

(v) Any public or media allegation of misconduct, unethical behavior, or other conduct that could reasonably be expected to materially harm the Client’s reputation or the value of the Company’s rights under this Agreement;

(vi) Any event or circumstance that results in or could reasonably be expected to result in a material adverse effect on the Client’s ability to generate Brand Income, including but not limited to injury, illness, or loss of eligibility to participate in the Principal Business (other than as already covered by Section 8.6).

(c) The Client shall provide written notice to the Manager of any Material Event as soon as practicable, and in any event within ten (10) business days after the Client becomes aware of such Material Event. The notice shall include reasonable details regarding the nature of the event, the parties involved, the potential or actual consequences, and any steps being taken to address or resolve the matter.

(d) The Client shall keep the Company reasonably informed of any material developments or changes relating to any disclosed Material Event, including the resolution or settlement of any such matter.

(e) The Company agrees to treat all information disclosed pursuant to this Section as Confidential Information, subject to the confidentiality provisions of this Agreement, except to the extent disclosure is required by law, regulation, or as necessary to protect the Company’s interests or enforce its rights under this Agreement.

(f) The failure by the Client to timely disclose a Material Event as required by this Section shall constitute a material breach of this Agreement, entitling the Company to exercise its rights and remedies as set forth herein, including but not limited to the right to terminate the Agreement for cause pursuant to Section 8.3.

9.7 No Grant of Security Interests. During the Term of this Agreement, the Client shall not, without the prior written consent of the Company, grant, assign, pledge, or otherwise convey any security interest, lien, or other encumbrance in or to any portion of the Brand Income or any rights or proceeds relating thereto to any third party. Any attempt to do so shall be null and void and shall constitute a material breach of this Agreement.

9.8 No Diversion of Brand Income. During the Term, the Client shall not (a) divert, redirect, or cause to be diverted or redirected any Brand Income away from the Participation Account, (b) instruct, request, or permit any payor to disregard, modify, or fail to honor any Deposit Instructions, or (c) take any other action intended or reasonably likely to cause Brand Income to be paid other than directly into the Participation Account, except in each case as expressly permitted under Section 4.3(g) or Section 4.3(j). Any breach of this Section 9.8 shall constitute a material breach of this Agreement.

10. Indemnification

10.1. Indemnification by Client. The Client shall indemnify, defend, and hold harmless the Company, the Manager, and their respective affiliates, and each of their officers, directors, employees, and agents (collectively, the “Company Parties”), from and against any and all losses, liabilities, damages, costs, or expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or relating to: (a) any breach or alleged breach by the Client of any representation, warranty, or covenant in this Agreement; (b) any failure by the Client to pay any required taxes or fulfill other obligations related to the Client’s receipt of Brand Income (except to the extent the failure was due to the Company’s breach of its obligations); (c) any claim by a third party (including any agent or former business partner of the Client) that it is entitled to any portion of the Brand Amount or that it suffered harm due to the Client’s granting of rights to the Company hereunder; or (d) the Client’s gross negligence or willful misconduct in the performance of this Agreement or in the Client’s activities generating Brand Income (for example, a third-party personal injury claim arising from the Client’s actions in the Principal Business, to the extent the Company or Manager is named as a defendant solely because of this Agreement). The Client’s indemnification obligation shall not apply to the extent any Losses are finally determined to result from a Company Party’s own fraud, gross negligence, or willful misconduct.

10.2. Indemnification by Company. The Company (on behalf of itself and the Manager) shall indemnify, defend, and hold harmless the Client and the Client’s heirs, executors, and assigns (the “Client Parties”) from and against any and all Losses arising out of or relating to: (a) any breach or alleged breach by the Company of any representation, warranty, or covenant in this Agreement; (b) any claim by a third party arising from the Company’s use of the Client Persona beyond what is permitted in this Agreement or otherwise from the Company’s marketing or promotional activities for the Client (except to the extent such claim arises from information or materials provided by the Client for such use, in which case the Client will indemnify as provided above); or (c) the gross negligence or willful misconduct of the Company, the Manager, or any of their agents in performing the Advisory Services or other obligations under this Agreement. The Company’s indemnification obligation shall not apply to the extent any Losses are determined to result from the Client’s own fraud, gross negligence, or willful misconduct.

10.3. Procedure. A Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of any third-party claim or action for which indemnification is sought, and shall reasonably cooperate with the Indemnifying Party in the defense of the claim. The Indemnifying Party shall have the right to control the defense and settlement of any such claim, except that it may not settle any claim in a manner that imposes any liability or admission of fault on the Indemnified Party without the Indemnified Party’s prior written consent (such consent not to be unreasonably withheld). The Indemnified Party may participate in the defense with its own counsel at its own expense. Failure to promptly notify the Indemnifying Party of a claim shall only relieve the Indemnifying Party of its obligations to the extent it was materially prejudiced by the delay.

10.4. Survival. The provisions of this Section 10 shall survive the termination or expiration of this Agreement.

11. Confidentiality

11.1. Confidential Information. Each Party acknowledges that in connection with this Agreement it may receive or have access to confidential or proprietary information of the other Party (“Confidential Information”). Confidential Information includes, without limitation, non-public business plans, strategies, financial information, projections, personal or medical information about the Client, the terms and existence of this Agreement (until publicly disclosed by mutual agreement or as required by law), any non-public materials related to the Company’s investors or financing, and any other information designated as confidential or that should reasonably be understood to be confidential given its nature and the circumstances of disclosure.

11.2. Nondisclosure and Use. Each Party agrees that it will not disclose the Confidential Information of the other Party to any third party, and will not use the other Party’s Confidential Information for any purpose outside the scope of this Agreement, without the prior written consent of the other Party. Each Party may share Confidential Information of the other with its own affiliates, employees, legal or financial advisors, or agents who have a need to know it for purposes of this Agreement, provided they are under obligations of confidentiality at least as protective as those herein. Each Party shall protect the confidentiality of the other’s Confidential Information using the same degree of care as it uses to protect its own confidential information of similar importance, and at least reasonable care.

11.3. Exceptions. The obligations of confidentiality in this Section shall not apply to information which: (a) is or becomes generally available to the public other than through a breach of this Agreement; (b) is received by the receiving Party on a non-confidential basis from a third party who is not known to be bound by a confidentiality obligation to the disclosing Party; (c) was already known or independently developed by the receiving Party without use of the disclosing Party’s Confidential Information, as evidenced by the receiving Party’s written records; or (d) is required to be disclosed by law, regulation, or court order, provided that (if legally permitted) the receiving Party gives prompt notice to the disclosing Party of the intended disclosure and cooperates in any effort to limit or protect the disclosure.

11.4. Public Announcements. Neither Party will issue any press release or public statement regarding this Agreement or the relationship between the Parties without the prior written consent of the other (which consent shall not be unreasonably withheld). It shall not be a violation of this Section for the Company to include general, non-identifying references to its Brand Advisory Agreement with the Client in routine business descriptions or required regulatory filings (for example, referring to the existence of a contract with “a professional athlete in [Sport] executed on [Date]” without naming the Client, unless such naming is legally required in a filing). Likewise, the Client may disclose the existence of this Agreement in confidence to financial advisors or as necessary for personal business, provided those persons are bound to confidentiality as noted above. Notwithstanding the foregoing, either Party may disclose this Agreement, or file it to the extent required by applicable securities laws or regulations. Where legally permitted and practicable, the disclosing Party will give the other Party advance notice, consider good-faith comments and limit disclosure to what is required. Disclosures made in compliance with this paragraph (including disclosures compelled by law or governmental inquiry) do not violate this Section or any confidentiality obligations.

11.5. Remedies. Each Party acknowledges that unauthorized use or disclosure of the other’s Confidential Information may cause irreparable harm for which monetary damages may be difficult to ascertain or an insufficient remedy. Accordingly, each Party agrees that the other Party shall be entitled to seek injunctive relief (without the necessity of posting bond) to prevent any actual or threatened breach of this Section 11, in addition to any other rights and remedies available at law or in equity.

12. Publicity Rights and Use of Client Persona

12.1. License to Use Client Persona. The Client hereby grants to the Company and the Manager a non-exclusive, worldwide, royalty-free right and license to use the Client Persona during the Term, and in any event until this Agreement is terminated or expires, in connection with the Company’s performance under this Agreement and the promotion thereof. This license includes the right for the Company and Manager to use, reproduce, distribute, and publicly display the Client’s name, image, likeness, and other elements of the Client Persona in advertising, marketing, press releases, investor communications, social media, and on the Agentiq Sports online platform or app, solely for the purpose of describing or promoting: (a) the Advisory Services and brand initiatives being performed for the Client; (b) the Client’s association with the Company as a client; and/or (c) the Client’s background and achievements as relevant to the Company’s business. Any such use shall be consistent with professional standards and shall not be disparaging or defamatory toward the Client. The Company will consult with the Client on major publicity materials where feasible, but final editorial control remains with the Company for materials it produces.

12.2. No Endorsement of Third Parties. Except as expressly agreed by the Client, the license granted in Section 12.1 does not include the right to use the Client Persona to endorse or advertise any specific third-party product or service (unrelated to this Agreement or the Company’s own services). The Company will not, for example, use the Client’s persona in a manner that suggests the Client is directly endorsing a product, sponsor, or commercial entity, unless such use is part of a campaign or initiative that has been discussed with and approved by the Client. If the Company desires the Client to participate in any endorsements or promotional events beyond the scope of this Agreement, including any compensation or additional terms for such activities, the Parties may separately agree to any such arrangements in writing.

12.3. Public Statements by Client. The Client agrees not to make any public statement or engage in any publicity that disparages or places in a negative light the Company, the Manager, or any of their affiliated entities, or that reveals confidential aspects of this Agreement. The Client may state factual information such as “I have partnered with [Company Name] to build my brand” or similar positive or neutral descriptions. The Client shall refer any media inquiries about the Company or this Agreement to the Manager. The Client’s obligations under this Section shall not restrict the Client’s ability to comment on general industry topics or on his/her personal career outside the scope of this Agreement, and shall not apply to truthful statements made in legal or arbitral proceedings.

12.4. Approval of Materials. To avoid conflicts with the Client’s other endorsement deals or personal branding, the Company agrees to consider in good faith any reasonable requests by the Client to modify or remove specific uses of the Client Persona that the Client believes conflict with the Client’s existing personal brand or contractual commitments. The Client will notify the Company of any known restrictions (e.g., if the Client has an exclusive apparel sponsor and cannot appear wearing competing logos) so that the Company can take those into account in advance. The Company shall use commercially reasonable efforts to accommodate such restrictions in any public-facing materials or events involving the Client.

12.5. Ownership and Goodwill. All goodwill arising from the Company’s authorized use of the Client Persona shall inure to the benefit of the Client. The Company acknowledges that, except for the license rights granted herein, it has no ownership or proprietary interest in the Client Persona. Conversely, the Client acknowledges that any materials (e.g., promotional videos, articles, or content) created by the Company or Manager that include elements of the Client Persona and are used to promote the Company’s business may also include the Company’s or Manager’s intellectual property (logos, trademarks, creative content), and the Company retains ownership of those materials (subject to the Client’s continuing rights in his/her persona). Neither Party will challenge the other’s ownership of its pre-existing intellectual property or persona rights.

12.6. Ambassador Activities. At the Company’s reasonable request and subject to the Client’s professional schedule, the Client agrees to participate in two promotional events or media appearances per year (“Ambassador Activities”) to help promote the brand partnership or the Company’s platform (such as interviews, social media live sessions, or client spotlights). The specific nature and timing of any Ambassador Activities shall be mutually agreed, and the Client shall not be obligated to engage in any activity that would unreasonably interfere with the Client’s duties in the Principal Business or other prior commitments. Unless otherwise agreed, the Client will not receive separate compensation for such agreed Ambassador Activities beyond the consideration provided in this Agreement, but the Company will reimburse any reasonable pre-approved travel or lodging expenses incurred for an agreed event.

13. Dispute Resolution

13.1. Negotiation. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the breach thereof (a “Dispute”), the Parties shall first attempt in good faith to resolve the Dispute informally. Either Party may initiate this negotiation process by providing written notice to the other Party of the issue. The Parties (and their representatives, if applicable) shall meet and confer within 10 business days of such notice (whether in person or by teleconference) to discuss the Dispute and seek a mutually agreeable solution. If the Dispute involves financial calculations or accounting matters, the Parties may involve accountants or advisors in the discussion.

13.2. Arbitration. If the Parties are unable to resolve any Dispute through negotiation within 10 days from the initial notice of the Dispute (or such longer period as they may mutually agree), then the Dispute shall be finally settled by binding arbitration. The arbitration shall be administered by JAMS (or, if JAMS is unavailable, a comparable reputable arbitration organization) and held in a place determined by the Company or virtually, if mutually agreeable to the Parties. The arbitration shall be conducted by a single arbitrator knowledgeable in contract and commercial law, selected by mutual agreement of the Parties from the JAMS panel, or if the Parties cannot agree, then in accordance with the JAMS rules for arbitrator selection. The arbitration shall follow the JAMS Streamlined Arbitration Rules & Procedures (or, if the amount in controversy exceeds $250,000, the Comprehensive Rules) then in effect, except as modified herein.

13.3. Arbitration Procedure. The arbitrator shall allow reasonable discovery, taking into account the needs of the Parties and the importance of the issues. The arbitrator is empowered to grant any remedy or relief that the Parties could have received in court, including injunctive relief and attorney’s fee awards, subject to the limitations of this Agreement. The arbitrator’s award shall be written, shall state the essential findings and conclusions upon which the award is based, and shall be final and binding on the Parties. Judgment on the arbitration award may be entered in any court having jurisdiction.

13.4. No Class Actions. The Parties further agree that any arbitration shall be conducted in their individual capacities only and not as a class action or other representative action, and the Parties expressly waive their right to file a class action or seek relief on a class basis. THE PARTIES AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN ITS INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. If any court or arbitrator determines that the class action waiver set forth in this paragraph is void or unenforceable for any reason or that an arbitration can proceed on a class basis, then the arbitration provision set forth above shall be void in its entirety and the Parties shall be deemed to have not agreed to arbitrate disputes.

13.5 Confidentiality of Proceedings. The Parties agree that any arbitration (or negotiation) conducted under this Section 13 shall be confidential. The existence of the arbitration, any non-public information provided in the arbitration, and any oral or written arguments or decisions made in the arbitration shall not be disclosed to any third party, except to the extent necessary to enforce an award, to pursue a legal right, or as required by law.

13.6 Interim Relief. Notwithstanding the foregoing arbitration provisions, either Party may at any time seek interim or preliminary injunctive relief from a court of competent jurisdiction (consistent with Section 14.7) in order to prevent irreparable harm, maintain the status quo, or enforce the confidentiality or intellectual property provisions of this Agreement, pending the outcome of arbitration. Seeking such relief shall not be deemed a waiver of the right to arbitrate.

13.7. Fees and Expenses. The Parties shall share equally the administrative fees and arbitrator’s fees of the arbitration. Each Party shall otherwise bear its own attorneys’ fees and costs, provided that the arbitrator may, in his or her discretion, award reasonable costs and attorneys’ fees to the prevailing Party if the arbitrator determines that the positions taken by the other Party were frivolous or in bad faith.

14. Miscellaneous Provisions

14.1. Assignment. The Client may not assign, delegate, or transfer (by operation of law or otherwise) this Agreement or any of the Client’s rights or obligations hereunder without the prior written consent of the Company. Because the Agreement involves personal services and the personal future income of the Client, any attempted assignment by the Client shall be null and void unless approved by the Company in writing. The Company may assign its rights and obligations under this Agreement, in whole or in part, to: (a) any Affiliate or successor of the Company; (b) any transferee of all or substantially all of the Company’s rights in the Brand Amount (for example, a collateral assignment to a trust or other entity for the benefit of investors, or a sale of the Company’s interest subject to the Client’s obligations remaining unchanged); or (c) any person or entity that acquires the Company or a controlling interest in the Company (such as through a merger or consolidation of Agentiq Sports 1 Series LLC or sale of the Company’s assets), provided that any such assignee agrees in writing to be bound by the terms of this Agreement. After any permitted assignment by the Company, the Company shall be released from the obligations so assigned, and the assignee shall have all rights (and related obligations) of the Company assigned to it. The security interest granted under Section 4.8 and the irrevocable proxy and power of attorney granted thereunder shall, in connection with any such permitted assignment, automatically inure to the benefit of the assignee or successor (and, with respect to the proxy and power of attorney, the manager of such assignee or successor), without any further action by the Client; provided that, upon the Company’s reasonable request, the Client shall execute and deliver a confirmatory grant of such proxy and power of attorney in favor of the manager of the assignee or successor. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

14.2. Authority of Manager. The Client acknowledges that the Manager is the sole manager of the Company and that, pursuant to the Company’s governing documents, the Manager has the exclusive authority to manage and control the affairs of the Company, including the administration and enforcement of this Agreement. Accordingly, any rights, elections, consents or actions of the Company under this Agreement may be exercised or performed by the Manager on the Company’s behalf (including the irrevocable proxy and power of attorney granted to the Manager under Section 4.8), and any notice to be given to the Company under this Agreement should be given to the Manager (as provided in the Notice section below). The Client agrees that the Manager is an intended third-party beneficiary of this Agreement to the extent necessary to enable the Manager to enforce the Company’s rights and to perform the Company’s obligations hereunder (including the right to receive payments on the Company’s behalf and the right to act as proxy and attorney-in-fact under Section 4.8). If the Manager is replaced, the new Manager shall automatically be substituted as the “Manager” for purposes of this Agreement, including for purposes of the proxy and power of attorney granted under Section 4.8.

14.3. Entire Agreement. This Agreement (including any exhibits or schedules hereto, which are hereby incorporated by reference) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, and agreements, whether written or oral, between the Parties concerning such subject matter. Each Party acknowledges that it has not relied on any representations, warranties, or covenants not expressly contained in this Agreement in deciding to enter into this Agreement.

14.4. Amendment and Waiver. This Agreement may not be modified or amended except by a written instrument executed by both Parties (and, with respect to the Company, signed by an authorized officer of the Manager). No waiver of any provision of this Agreement shall be effective unless set forth in a written waiver signed by the Party waiving the provision. No failure or delay by either Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any further exercise of that or any other right or remedy.

14.5. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid, illegal, or unenforceable by a court or arbitrator of competent jurisdiction, such provision shall be enforced to the maximum extent permissible, and the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby. The Parties shall negotiate in good faith to modify the Agreement to implement the intent of the invalid or unenforceable provision to the fullest extent possible in a valid and enforceable manner.

14.6. Notices. All notices, requests, consents, and other communications required or permitted under this Agreement (each, a “Notice”) shall be in writing and shall be deemed given: (a) on the date of personal delivery, if personally delivered; (b) on the date of confirmed transmission, if emailed (with confirmation of successful transmission and a copy sent by another method for confirmation); (c) one business day after being sent by a nationally recognized overnight courier with tracking; or (d) three days after being sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices shall be sent to the Parties at the addresses (including email addresses) specified below, or such other address as a Party may designate by Notice to the other:

If to the Company:
Agentiq Sports 1 Series LLC
c/o Agentiq Sports, Inc., Manager
445 Bryant St,
San Francisco, CA 94107
Email: zach@agentiqsports.com

With a copy to:

Bevilacqua PLLC

800 Connecticut Avenue, N.W., Suite 300

Washington, DC 20036

Attention: Lou Bevilacqua, Esq

lou@bevilacquapllc.com

If to the Client:
To the email address most recently provided in writing by the Client to the Company for notice purposes.

Either Party may change its notice address by providing Notice to the other Party in accordance with this Section. Notices given in electronic form (email) should be supplemented by a physical copy by mail or courier, but failure to send the physical copy will not invalidate the notice if the email is confirmed received.

14.7. Governing Law. This Agreement and any disputes arising under or related to it (including any arbitration proceedings) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of law principles that would result in the application of the laws of another jurisdiction. Subject to the arbitration provisions above, and for the limited purposes of court actions described in Section 13 or enforcement of arbitration awards, each Party hereby consents to the exclusive jurisdiction of the state and federal courts located in Delaware. Each Party waives any objection based on forum non conveniens or any objection to venue of any such court.

14.8. Relationship of Parties. The Parties are independent contractors, and nothing in this Agreement shall be construed to create a partnership, joint venture, agency, franchise, or employment relationship between the Parties. The Client is not an employee or agent of the Company or Manager, and the Company is not an agent of the Client. Neither Party has the authority to bind the other to any third party, contractually or otherwise, except as explicitly set forth herein. The Client acknowledges that the Company’s role is limited to providing the Advisory Services and receiving the Brand Amount; the Company is not undertaking the management of the Client’s career or assuming the role of a professional agent or manager for the Client.

14.9. No Third-Party Beneficiaries. Except for the Manager and related indemnitees as expressly provided herein (who shall be third-party beneficiaries to the extent stated), this Agreement is for the sole benefit of the Company and the Client and their permitted successors and assigns. Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

14.10. Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, email (pdf), or by an electronic signing service (e.g., DocuSign) shall be effective and binding as original signatures. Each Party agrees that the electronic signatures of the Parties, whether digital or encrypted, are intended to authenticate this writing and to have the same force and effect as manual signatures.

14.11. Headings; Interpretation. The headings and section numbers in this Agreement are for convenience only and shall not affect its interpretation. References to “Sections” or “Exhibits” are to sections of or exhibits to this Agreement unless otherwise noted, and the exhibits to this Agreement (including Exhibit A (Form of Irrevocable Deposit Instructions) and Exhibit B (Form of Blocked Participation Account Control Agreement)) are incorporated into and made part of this Agreement for all purposes. “Including” means “including without limitation.” Both Parties have participated in the negotiation and drafting of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Brand Advisory Agreement as of the last date set forth below.

COMPANY
Agentiq Sports 1 Series Ronny Cruz,
a series of Agentiq Sports 1 Series LLC

By and through its Manager,
Agentiq Sports, Inc.

By:	/s/ Zach Kurtz
Name:	Zach Kurts
Title:	Chief Executive Officer

May 12, 2026
(Date)

CLIENT

/s/ Ronny Cruz
(Signature)

Ronny Cruz
(Print Name)

May 12, 2026
(Date)

[Exhibits Follow]

EXHIBIT A

Form of Irrevocable Deposit Instruction

(See Attached)

IRREVOCABLE DEPOSIT INSTRUCTIONS

Date: ___________________

[Name of Team / League / Employer / Other Payor of Brand Income] (the “Payor”)
[Address Line 1]
[Address Line 2]
[City, State]

Re:	Irrevocable Deposit Instructions — [Client Name] (the “Client”)

Ladies and Gentlemen:

The Client hereby irrevocably directs the Payor to deposit, by ACH or wire transfer of immediately available funds, all Brand Income (as defined in the Brand Advisory Agreement dated _______________between the Client and Agentiq Sports 1 Series Ronny Cruz (the “Company”) (the “Brand Advisory Agreement”), including, without limitation, all base salary, signing and performance bonuses, prize and award money, and other compensation payable to or on behalf of the Client by the Payor that constitutes Brand Income, directly into the deposit account identified below (the “Participation Account”):

Account Name:
Bank Name:
Bank Address:
ABA / Routing Number:
Account Number:
SWIFT / BIC (if applicable):
Reference / Memo:

These instructions are irrevocable and shall remain in full force and effect until replaced or terminated with the prior written consent of the Company or as otherwise required by applicable law, league rules, collective bargaining agreement requirements, or written policies of the Payor. The Payor may rely conclusively on these instructions until it receives a written instrument purporting to revoke or modify them that is signed by both the Client and the Company.

The Payor shall not be required to calculate the Brand Amount, allocate funds between the Company and the Client, or interpret the Brand Advisory Agreement. The Payor’s sole obligation under these instructions is to deposit covered payments into the Participation Account in accordance with these instructions.

The Client authorizes the Payor to share with the Company and the Manager (Agentiq Sports, Inc.) all payroll, payment, remittance, and deposit confirmation information, statements, and records relating to amounts payable to or on behalf of the Client that constitute Brand Income, in each case for purposes of administering, monitoring, and enforcing the Brand Advisory Agreement, and the Client releases the Payor from any liability for sharing such information with the Company or the Manager in accordance with this authorization.

The Client acknowledges that the Company is relying on these irrevocable instructions in connection with the Brand Advisory Agreement. The Client requests that the Payor sign and return the acknowledgment below to the Client and the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Client has executed and delivered these Irrevocable Deposit Instructions, and the Payor has executed the acknowledgment set forth below, in each case as of the dates set forth below their signatures.

Sincerely,

CLIENT

Name:	Ronny Cruz

Date

ACKNOWLEDGED AND AGREED:

PAYOR

Name of Payor:

By:

Name:

Title:

Date:

EXHIBIT B

Form of Blocked Participation Account Control Agreement

(See Attached)

BLOCKED PARTICIPATION ACCOUNT CONTROL AGREEMENT

This Blocked Participation Account Control Agreement dated as of the last date on the signature page hereto (this “Agreement”) by and among Ronny Cruz (“Client”), Agentiq Sports 1 Series Ronny Cruz, a designated series of Agentiq Sports 1 Series LLC (the “Company”), acting through Agentiq Sports, Inc., its manager (in such capacity, “Manager”, and together with the Company in its capacity as control party and servicer hereunder, the “Company/Servicer”), and the designated bank set forth herein (the “Designated Bank”).

RECITALS

WHEREAS, the Client and the Company have entered into that certain Brand Advisory Agreement (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Brand Advisory Agreement”) (capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Brand Advisory Agreement);

WHEREAS, the Client has established, or is concurrently establishing, with the Designated Bank a demand deposit account, (the “Participation Account”), and it is contemplated that from time to time Brand Income and other payments will be deposited in the Participation Account by, or at the direction of, the Client;

WHEREAS, the Client has granted to the Company a continuing security interest in and to the Participation Account and all funds on deposit therein from time to time to secure the Client’s obligations under the Brand Advisory Agreement;

WHEREAS, the Company has appointed the Manager to act on its behalf as control party and servicer hereunder, including for purposes of issuing instructions with respect to the Participation Account; and

WHEREAS, the parties desire to enter into this Agreement to set forth their relative rights and duties with respect to the Participation Account and all amounts on deposit therein from time to time.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Designated Bank, the Client, and the Company/Servicer agree as follows:

1. Notice of Security Interest. The Client and the Company/Servicer notify the Designated Bank that (a) under the Brand Advisory Agreement, the Client has granted the Company a continuing security interest in the Participation Account and all funds on deposit from time to time therein and (b) the Company has appointed the Manager as control party and servicer hereunder. The Designated Bank acknowledges being so notified and agrees that it holds all such funds on behalf of the Company/Servicer in accordance with the terms of this Agreement.

2. Control; Exclusive Instructions. From and after the date hereof, the Designated Bank shall comply with and honor all withdrawal, payment, transfer, fund disposition, and other instructions (collectively, “instructions”) received from the Company/Servicer (and shall not comply with any instructions received from the Client) concerning the Participation Account. During the term of this Agreement, the Client shall have no right or ability to control, access, withdraw, or transfer funds from the Participation Account, subject only to the Company’s obligation under Section 4.3(c) of the Brand Advisory Agreement to cause the Designated Bank to release the Release Amount to the Client’s Personal Account following each sweep.

3. Account Documentation. This Agreement supplements, and does not replace, the Designated Bank’s standard Deposit Account Agreement and other standard account documentation in effect from time to time with respect to the Participation Account or services provided in connection therewith (the “Account Documentation”), which Account Documentation shall continue to apply, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement (in which case the provisions of this Agreement shall control). Prior to issuing any instructions, the Company/Servicer shall provide the Designated Bank with such documentation as the Designated Bank may reasonably request to establish the identity and authority of the individuals issuing instructions on behalf of the Company/Servicer.

4. No Setoff Except for Returned Items and Charges. The Designated Bank agrees not to exercise or claim any right of offset, banker’s lien, or other like right against the Participation Account for so long as this Agreement is in effect, except with respect to (i) returned or charged-back items, (ii) reversals or cancellations of payment orders and other electronic fund transfers, (iii) overdrafts resulting from adjustments or corrections of previous credits or other postings (together with clauses (i) and (ii), collectively, “Returned Items”), or (iv) the Designated Bank’s charges, fees and expenses with respect to the Participation Account or the services provided in connection therewith or hereunder (collectively, “Charges”).

5. Bank Protections. Notwithstanding anything to the contrary in this Agreement: (i) the Designated Bank shall have only the duties and responsibilities expressly set forth in writing herein and shall not be deemed to be a fiduciary for or have any fiduciary obligations to any party hereto; (ii) the Designated Bank shall be fully protected in acting or refraining from acting in good faith without investigation on any notice, instruction or request purportedly furnished to it by the Company/Servicer in accordance with the terms hereof; (iii) the Designated Bank has no knowledge of (and is not required to know) the terms of the Brand Advisory Agreement or any related documentation, and is not required to determine whether any actions by the Company/Servicer, the Client, or any other person are permitted thereunder, or whether any default or event of default exists, or to interpret the Brand Advisory Agreement, including any calculation of the Brand Amount; (iv) the Designated Bank shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except to the extent such conduct constitutes its own willful misconduct or gross negligence (and to the maximum extent permitted by law, shall under no circumstances be liable for any incidental, indirect, special, consequential, or punitive damages); and (v) the Designated Bank shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings, or other matters beyond the Designated Bank’s reasonable control.

6. Indemnity; Returned Items and Charges. The Client agrees to indemnify, defend, and hold harmless the Designated Bank against any loss, liability, or expense (including reasonable fees and disbursements of counsel who may be an employee of the Designated Bank) incurred in connection with this Agreement or the Participation Account (except to the extent due to the Designated Bank’s willful misconduct or gross negligence) or any interpleader proceeding relating thereto or incurred at the Client’s direction or instruction, including without limitation any Returned Items or Charges. If there are insufficient funds in the Participation Account for any Returned Items and the Client has not paid the Designated Bank for such Returned Items within fifteen (15) days after written demand, the Company/Servicer shall pay to the Designated Bank within fifteen (15) days after receipt of written demand the amount of such Returned Items; provided that (i) the Company/Servicer shall have received such demand within six (6) months after the funds attributable to such Returned Item were transferred pursuant to instructions of the Company/Servicer, and (ii) in no event shall the Company/Servicer be liable under this sentence for amounts in excess of amounts that the Company/Servicer actually received from the Participation Account. If there are insufficient funds in the Participation Account for any Charges and the Client has not paid the Designated Bank within fifteen (15) days after written demand, the Company/Servicer shall pay to the Designated Bank within fifteen (15) days after receipt of written demand the amount of such Charges; provided that (x) any such amount shall not exceed the aggregate monthly amount of such Charges for the prior six (6) month period, and (y) the Company/Servicer received such demand prior to the effective date of any termination of this Agreement.

7. Termination. The Designated Bank may terminate this Agreement (a) in its discretion upon at least ninety (90) days’ advance written notice to the other parties hereto or (b) because of a material breach by the Client or the Company/Servicer of any of the terms of this Agreement or the Account Documentation, upon at least fifteen (15) days’ advance written notice to the other parties hereto. The Company/Servicer may terminate this Agreement at any time, with or without cause, upon at least seven (7) days’ advance written notice to the other parties hereto. In connection with any such termination initiated by the Designated Bank or the Company/Servicer, the Designated Bank shall continue to comply with the provisions of Section 2 up to the effective date of termination. Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto. The provisions of Sections 5 and 6 shall survive any termination of this Agreement.

8. Fees. The Company/Servicer shall compensate the Designated Bank for the opening and administration of the Participation Account and services provided hereunder in accordance with the Designated Bank’s reasonable and customary fee schedules from time to time in effect.

9. Statements. The Designated Bank shall send to the Company/Servicer copies of the regular monthly bank statements provided to the Client and such other information concerning the Participation Account as the Company/Servicer may reasonably request.

10. Counterparts; Governing Law. This Agreement (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed and delivered by the parties hereto; and (iii) shall be governed by and construed in accordance with the laws of the State of the Designated Bank.

11. Jury Trial Waiver; Notices. The parties waive all rights to a trial by jury in any action or proceeding relating to the Participation Account or this Agreement. All notices under this Agreement shall be in writing and sent to the parties at their respective addresses set forth on the signature pages hereto (or to such other address as any party may designate in writing) via certified mail, return receipt requested, by overnight or local delivery courier, or by facsimile or email. Each notice shall be effective (a) if given by facsimile or email, upon confirmation of receipt by the appropriate party, or (b) if given by overnight courier, twenty-four (24) hours after deposit with the overnight courier for delivery.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. The Client shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Company/Servicer and the Designated Bank. The Company/Servicer may not assign or transfer its rights under this Agreement without delivery to the Designated Bank and the Client of at least ten (10) business days’ advance written notice and without the Designated Bank’s prior written consent (which shall not be unreasonably withheld or delayed). The Designated Bank shall not assign or transfer any of its rights or obligations under this Agreement without providing sixty (60) days’ prior written notice to the Company/Servicer; provided that, in the event of a merger or acquisition of the Designated Bank, the Designated Bank may transfer its rights or obligations under this Agreement without notice.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Blocked Participation Account Control Agreement as of the last date written below.

CLIENT

By:

Name:

Address:

Email:

Date:

COMPANY/SERVICER
Agentiq Sports 1 Series Ronny Cruz
a series of Agentiq Sports 1 Series LLC
By: Agentiq Sports, Inc., its Manager

By:

Name:	Zach Kurtz

Title:	Chief Executive Officer of the Manager

Address:	445 Bryant St, San Francisco, CA 94107

Email:	zach@agentiqsports.com

Date:

DESIGNATED BANK

Name of Designated Bank:

Address:

By:

Name:

Title:

Email:

Date:

EXHIBIT C

Client Acknowledgment

(See Attached)

C-1

CLIENT ACKNOWLEDGMENT

In connection with the Brand Advisory Agreement (the “Agreement”) between Ronny Cruz (the “Client”) and Agentiq Sports 1 Series Ronny Cruz, a designated series of Agentiq Sports 1 Series LLC (the “Company”), the Client acknowledges and confirms each of the statements below by placing the Client’s initials next to such statement. Capitalized terms used but not otherwise defined in this Exhibit C have the meanings given to them in the Agreement.

Instructions: Please place your initials in the space provided next to each statement to confirm your understanding.

1. By signing the Agreement, you may receive up to $1,200,000 USD as the Initial Advisory Payment.	RC
Initial
2. In exchange for the Initial Advisory Payment, you agree to pay the Company the Brand Amount, which is equal to 10% of your Brand Income (as defined in the Agreement) during the Term.	RC
Initial

3. For example, if the Company pays you the full Initial Advisory Payment of $1,200,000 USD and you earn $50,000,000 USD in Brand Income during the Term, you will pay the Company $5,000,000 USD in the aggregate (representing 10% of that Brand Income) as you earn that income.

RC
Initial

4. If the Initial Closing of the Series Offering does not occur by the Outside Date, the Agreement will not terminate and will remain in full force and effect; however, as provided in Section 8.3(a), no further Initial Advisory Payment will be owed to you, and the Brand Percentage will automatically adjust on a pro rata basis to reflect the portion of the Initial Advisory Payment actually paid to you, in each case as set forth in the Agreement.

RC
Initial

5. You will pay the Brand Amount to the Company through the Participation Account, the Deposit Instructions, and the Account Control Agreement, and otherwise in accordance with the terms of the Agreement.

RC
Initial

6. If you do not pay the Company when required under the Agreement, you will be in material breach of the Agreement, and the Company may seek to enforce the Agreement against you. If the Company is successful, you will be required to pay all amounts owed under the Agreement, including any unpaid Brand Amount, accrued interest on unpaid amounts, and reasonably incurred expenses of enforcement and collection (including reasonable attorneys’ fees and other collection costs).

RC
Initial
7. You understand that, in the future, if you propose to transfer or assign any additional interest in any future earnings from the Principal Business that would constitute Brand Income, you must provide the Company with prior written notice of your intent to proceed with the opportunity, and the Company will have the right to evaluate that opportunity and will have a right of first refusal to acquire the additional interest in such earnings on substantially similar terms.	RC
Initial

[Signature Page Follows]

C-2

IN WITNESS WHEREOF, the Client has executed and delivered this Exhibit C (Client Acknowledgment) as of the date set forth below, and hereby confirms that the Client has read and understood each of the acknowledgments set forth above and has initialed each such acknowledgment in the space provided.

CLIENT:

/s/ Ronny Cruz
(Signature)

Ronny Cruz
(Print Name)

Date:	May 12, 2026

C-3